Exhibit 2.2

ASSET PURCHASE AGREEMENT

CENTOCOR, INC (“SELLER”)

ESP PHARMA, INC. (“BUYER”)

January 31, 2005

TABLE OF CONTENTS

EXHIBITS

ARTICLE 1	DEFINITIONS

ARTICLE 2	TRANSFER OF ASSETS

ARTICLE 3	PROMOTION AND MARKETING; MEDICAL INQUIRIES; TRADE RETURNS; CUSTOMER NOTIFICATION

ARTICLE 4	CONSIDERATION

ARTICLE 5	PURCHASE AND SUPPLY OF ETI COLUMNS AND REAGENTS

ARTICLE 6	TRANSITIONAL SERVICES AND TECHNOLOGY TRANSFER

ARTICLE 7	REGULATORY MATTERS; ADVERSE REACTIONS

ARTICLE 8	CONFIDENTIALITY

ARTICLE 9	REPRESENTATIONS AND WARRANTIES OF SELLER

ARTICLE 10	REPRESENTATIONS AND WARRANTIES OF BUYER

ARTICLE 11	CLOSING; CONDITIONS TO CLOSING; FURTHER ASSURANCES; POST CLOSING COVENANTS

ARTICLE 12	TERM AND TERMINATION

ARTICLE 13	LIABILITY AND INDEMNIFICATION

ARTICLE 14	DISPUTE RESOLUTION

ARTICLE 15	MISCELLANEOUS

i

EXHIBITS

Exhibit 1.14	Procedure for Clot Lysis (Specific) Testing of Bulk Active Ingredient

Exhibit 1.15	Procedure for Clot Lysis Testing of Fill and Finished Product

Exhibit 1.17	ETI Column Certificate of Analysis

Exhibit 1.19	ETI Column Specifications

Exhibit 1.27	SELLER’s General Supply Chain Activities

Exhibit 1.38	Product Inventory

Exhibits 1.42(i)-(xiii)	SELLER Reagent Specifications

Exhibit 1.48	Roche Reagents

Exhibits 1.49(i)-(viii)	Roche Reagent Specifications/Certificates of Analysis

Exhibit 1.51	Roche Reagent Scheduled Purchase Orders

Exhibit 1.54	SELLER Reagents

Exhibit 2.1	Patents

Exhibit 2.2	Licensed Patent Rights

Exhibit 2.3	Trademark Registrations

Exhibit 2.4	Registrations (Regulatory)

Exhibit 2.11	Assumed Agreements

Exhibit 2.12	Tangible Assets

Exhibit 2.16	Purchasing Entity Agreements

Exhibit 3.3	Returned Goods Policy

Exhibit 3.4	Form of Notification Letter to Customers

Exhibit 5.2(A)	SELLER Reagent Price List

Exhibit 5.2 (B)	Roche Reagent Price List

ii

Exhibit 6.3(A)	Technology Transfer Work Plan
(Transfer of Clot Lysis Testing of Bulk)

Exhibit 6.3(B)	Technology Transfer Work Plan
(Transfer of Clot Lysis Testing of Fill and Finished Product)

Exhibit 6.3(C)	Technology Transfer Work Plan
(Transfer of SELLER Reagent Manufacture)

Exhibit 6.3(D)	Technology Transfer Work Plan
(Transfer of Roche Reagent Manufacture)

Exhibit 6.3(E)	Technology Transfer Work Plan
(Transfer of Manufacture of ETI Columns)

Exhibit 6.3(F)	Technology Transfer Work Plan
(Transfer of Seller’s General Supply Chain Activities)

Exhibit 9	Disclosure Schedule

iii

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (the “Agreement”) is entered into as of this 31st day of January, 2005 (the “Effective Date”) between Centocor, Inc., a Pennsylvania corporation having its headquarters at 200 Great Valley Parkway, Malvern, PA 19355 (“SELLER”), and ESP Pharma, Inc. a Delaware corporation, having its headquarters at 2035 Lincoln Highway, Suite 2150, Edison, New Jersey 08817 (“BUYER”).

RECITALS

A.                                   SELLER wishes to sell or cause to be sold to BUYER, and BUYER wishes to purchase, certain Assets related to SELLER’s (and its Affiliates’) Retavase® (reteplase) Business, upon the terms and conditions set forth in this Agreement.

B.                                     BUYER wishes to purchase from SELLER or its Affiliate(s), and SELLER wishes to supply, or cause to be supplied to BUYER, Product Inventory, ETI Columns and Reagents (each as defined herein).

C.                                     BUYER requires, and SELLER wishes to provide or cause to be provided to BUYER or a third party designated by BUYER, (i) transitional services of SELLER and/or its Affiliates related to the manufacture and testing of Product; and (ii) technology transfer services of SELLER and/or its Affiliates, for transfer from SELLER to BUYER or its designee of certain activities of SELLER or its Affiliates related to the manufacture and testing of Product;

NOW, THEREFORE, in consideration of the premises and the respective agreements hereinafter set forth, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

1.1                                 “Active Ingredient” shall mean recombinant reteplase (rPA), a recombinant, nonglycosylated plasminogen activator, containing amino acids 1-3 and 176-527 of the amino acid sequence of the tissue-type plasminogen activator.

1.2                                 “Affiliate” with respect to any party means any entity that is directly or indirectly controlling, controlled by or under common control with such party.

1.3                                 “Assets” shall have the meaning given in Article 2.

1.4                                 “Asset Transfer and Assumption Agreements” shall have the meaning given in the first paragraph of Article 2.

1.5                                 “Assumed Agreements” shall have the meaning given in Section 2.11 and Exhibit 2.11.

1.6                                 “Business” shall mean the business as conducted at the Closing Date by SELLER and its Affiliates with respect to the Product in the Territory, whether approved for sale or in research or development (with the exception of the FINESSE Clinical Trial and SELLER’s activities in relation thereto).

1.7                                 “BUYER Indemnitee(s)” shall have the meaning given in Section 13.5.

1.8                                 “Claim” shall have the meaning given in Section 13.6.

1.9                                 “Clinical Data” shall have the meaning given in Section 2.10.

1.10                           “Closing” shall have the meaning given in Section 11.1.

1.11                           “Closing Date” shall mean three (3) business days after the expiration (including early termination) of all applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvement Act unless the parties mutually agree to a Closing Date different from the foregoing; provided however that if (a) both of the closing conditions set forth in 11.5(e) (i) and (ii) have not occurred as of March 23, 2005; and (b) all waiting periods applicable to this Agreement under the Hart-Scott-Rodino Antitrust Improvement Act have expired (or have terminated early) as of March 23, 2005, the Closing date shall be March 23, 2005.

1.12                           “Confidential Information” shall mean all trade secrets, proprietary information and data provided by one party to the other party pursuant to this Agreement (or the Confidentiality Agreement), or generated pursuant to this Agreement, except any portion thereof which:

(i)                                     the recipient can demonstrate by its written records was known by the recipient prior to the disclosure thereof by the disclosing party;

(ii)                                  is disclosed to the recipient without restriction, after disclosure thereof by the disclosing party, by a third party who has the right to make such disclosure; or

(iii)                               is or becomes part of the public domain through no breach of this Agreement or the Confidentiality Agreement by the recipient.

1.13                           “Confidentiality Agreement” shall mean the Confidentiality Agreement between BUYER and SELLER dated August 6, 2004.

1.14                           “Clot Lysis (Specific) Testing of Bulk Active Ingredient” shall mean the testing procedure as set forth in Exhibit 1.14.

1.15                           “Clot Lysis Testing of Fill and Finished Product” shall mean the testing procedure as set forth in Exhibit 1.15.

1.16                           “Effective Date” shall mean the date first set forth in the opening paragraph of this Agreement.

1.17                           “ETI Column Certificate of Analysis” shall mean a certificate of analysis in the form attached hereto as Exhibit 1.17.

1.18                           “ETI Column(s)” shall mean an affinity column containing erythrina trypsin inhibitor bound to sepharose for chromatographic separation of Active Ingredient from a fermentation reaction product containing Active Ingredient, and having the ETI Column Specifications set forth in Exhibit 1.19.

1.19                           “ETI Column Specifications” shall mean the specifications set forth in Exhibit 1.19.

1.20                           “Excluded Agreements” shall have the meaning given in Section 2.16.

1.21                           “Excluded Assets” shall have the meaning given in Section 2.15.

1.22                           “FDA” shall mean the United States Food and Drug Administration, or any successor to its responsibilities with respect to pharmaceutical products such as the Product.

1.23                           “Fill and Finished Product” shall mean labeled or unlabelled vials containing lyophilized Active Ingredient.

1.24                           “Finance Facility” shall mean any credit agreement among BUYER, and any lenders and agents who are parties thereto, agreeing to provide financing or refinancing of the transactions contemplated by this Agreement.

1.25                           “FINESSE Clinical Trial” shall mean the randomized, double-blind trial comparing the efficacy and safety of reteplase and abciximab combination therapy with abciximab alone in subjects undergoing primary percutaneous coronary intervention for

AMI, entitled “Facilitated Intervention with Enhanced Reperfusion Speed to Stop Events” and identified by protocol number [****].

1.26                           “Full Transition Period” shall mean the period commencing upon the Closing and ending on [****].

1.27                           “General Supply Chain Activities” shall mean SELLER’s general administrative and oversight activities in relation to the manufacture and supply of Product, such activities being generally described in Exhibit 1.27.  The term is not intended to encompass any activities required to be performed by third parties under the Assumed Contracts; SELLER’s manufacture of ETI Columns; SELLER’s manufacture and/or supply of Reagents; nor SELLER’s performance of Clot Lysis Testing of Bulk Active Ingredient or Fill and Finished Product.

1.28                           “GMP” shall mean current Good Manufacturing Practices as required by the FDA at the time in question.

1.29                           “HPB” shall mean the Canadian Health Protection Branch, or any successor to its responsibilities with respect to Product.

1.30                           “Liabilities” shall mean liabilities of any kind or nature, primary or secondary, direct or indirect, absolute or contingent, known or unknown, including but not limited to any liabilities for claims of product liability, personal injury or death, liability in tort or contract (including unripened liabilities due to past actions or sales), indebtedness, and any FDA or other governmental agency action or notification, and all costs and expenses (including reasonable attorneys’ fees), incurred in connection with the defense of any such claims.

1.31                           “Licensed Patent Rights” shall have the meaning given in Section 2.2 and Exhibit 2.2.

1.32                           “Material Adverse Change” and “Material Adverse Effect” shall mean any event or situation that has a material adverse change or effect, respectively, on the business, operations, assets, liabilities, results of operations, cash flows or financial

*Certain information on this page has been omitted and filed separately with the commission. Confidential treatment has been requested with respect to the omitted portions.

condition, or relations with material customers or material suppliers, of the Business, taken as a whole, except any such change or effect resulting from or arising in connection with [****].

1.33                           “Marketing and Promotional Documents” shall have the meaning given in Section 2.8.

1.34                           “Non Product-Specific Manufacturing Information” shall have the meaning given in Section 2.6.

1.35                           “Packaged Product” shall mean Product in the Product Inventory purchased by BUYER hereunder that is packaged and labeled for sale to the end user.

1.36                           “Patents” shall have the meaning given in Section 2.1 and Exhibit 2.1.

1.37                           “Product” shall mean each presentation of any pharmaceutical preparation (including formulation changes and production intermediates) containing the Active Ingredient, whether registered, marketed or in development by SELLER or its Affiliates, as of the Closing Date, including Product marketed under the name Retavase®.

1.38                           “Product Inventory” shall mean all of SELLER’s and/or its Affiliates’ existing inventory of bulk Active Ingredient, Packaged Product, and Fill and Finished Product, in existence as of the Closing, as specifically identified in Exhibit 1.38.

1.39                           “Product-Specific Manufacturing Information” shall have the meaning given in Section 2.5.

1.40                           “Purchase Price” shall have the meaning given in Section 4.1.

1.41                           “Reagents” shall be a non-specific, collective reference to the SELLER Reagents and the Roche Reagents.

1.42                           “SELLER Reagent Specifications” shall mean the specifications for each of the Reagents as set forth in Exhibits 1.42(i) through 1.42(xiii).

1.43                           “RecSera ETI Protein” shall mean recombinantly produced serum erythrina trypsin inhibitor used in manufacture of ETI Columns.

*Certain information on this page has been omitted and filed separately with the commission. Confidential treatment has been requested with respect to the omitted portions.

1.44                           “Registrations” shall have the meaning given in Section 2.4 and Exhibit 2.4

1.45                           “Research and Development Materials” shall have the meaning given in Section 2.7.

1.46                           “Returned Goods Policy” shall have the meaning given in Section 3.3 and Exhibit 3.3.

1.47                           “Roche” shall mean Roche Diagnostics, GmbH or affiliate(s) thereof responsible for manufacture of RecSera ETI Protein used by SELLER in manufacture of ETI Columns.

1.48                           “Roche Reagents” shall mean the reagents manufactured and supplied by Roche Diagnostics GmbH under the Roche Reagent Supply Agreement and listed in Exhibit 1.48.

1.49                           “Roche Reagent Specifications/Certificate(s) of Analysis” shall mean the specifications/certificates of analysis for each of the Roche Reagents in the form set forth in Exhibit 1.49(i) through 1.49(viii).

1.50                           “Roche Reagent Scheduled Purchase Orders” shall mean the forecast and purchase orders set forth in Exhibit 1.50.

1.51                           “Roche Reagent Supply Agreement” shall mean the supply agreement for Roche Reagents between Centocor, Inc. and Roche Diagnostics, GmbH dated November 21, 2003.

1.52                           “SELLER Manufacturing Activities” shall have the meaning given in Section 6.1.

1.53                           “SELLER Indemnitees” shall have the meaning given in Section 13.4.

1.54                           “SELLER Reagents” shall mean the list of SELLER-manufactured reagents set forth in Exhibit 1.54.  SELLER Reagents shall not include the Roche Reagents or any other reagents manufactured by any third party.

1.55                           “Shortened Transition Period” shall mean, with respect to any SELLER Manufacturing Activity having an actual Transfer Completion Date earlier than the expiration of the Full Transition Period, the period from Closing until such actual Transfer Completion Date.

1.56                           “Tangible Assets” shall have the meaning given in Section 2.12 and Exhibit 2.12.

1.57                           “Tax” and “Taxes” shall mean all present or future taxes, charges, fees, levies, or other assessments including, without limitation, income, excise, property, value added, real estate, sales, payroll, transfer, social security and franchise taxes imposed by any federal, state, county, or local government, or a subdivision or agency thereof.  Such term shall include any interest, penalties, or additions payable in connection with such taxes, charges, fees, levies, duties, or other assessments.

1.58                           “Technology Transfer Work Plans” shall have the meaning given in Section 6.2 and Exhibit 6.3 (A) through (F) in relation to transfer by SELLER to a third party (or, if applicable, to BUYER) of each of SELLER’s Manufacturing Activities A through F listed in Section 6.2.

1.59                           “Territory” shall mean the United States of America and Canada and their respective possessions and territories.

1.60                           “Trademark Registrations” shall have the meaning given in Section 2.3 and Exhibit 2.3.

1.61                           “Transfer Completion Date” shall mean, as to each of the SELLER Manufacturing Activities, that date when (i) the SELLER Manufacturing Activity in question has been transferred to a third party reasonably acceptable to BUYER; (ii) such third party has demonstrated to the reasonable satisfaction of BUYER the capability of carrying out the activity in question in a manner sufficient to enable BUYER to conduct that part, or those parts, of the Business to which such activity pertains; and (iii) such third party has been approved by the FDA (if FDA approval is required) to carry out such activity with respect to the Product.

1.62                           “Transition Period” shall be understood as a non-specific reference to the period from and after Closing in which either the Full Transition Period (or a Shortened Transition Period) has not yet expired with respect to a given SELLER Manufacturing Activity.

1.63                           “Transition Period Quarter” and “Transition Period Quarterly” shall mean each successive three month period commencing on the first, fourth, seventh and tenth month of the Transition Period.

1.64                           “Worldwide Safety Reports” shall have the meaning given in Section 2.9.

ARTICLE 2

TRANSFER OF ASSETS

Subject to the terms and conditions of this Agreement, SELLER shall sell, transfer, assign, convey, deliver, license or sublicense, as specified below, to BUYER; or shall cause to be sold, transferred, assigned, conveyed, delivered, licensed or sublicensed, as specified below, to BUYER, the assets set forth in Sections 2.1 through 2.12 (the “Assets”), and BUYER shall assume all the rights and all obligations and responsibilities associated therewith as stated in this Agreement.  Transfer of the Assets to BUYER will be effected by SELLER or one or more of its Affiliates, as the case may be, pursuant to such good and sufficient instruments of conveyance, transfer and assignment (the “Asset Transfer and Assumption Agreements”) as shall be necessary to transfer to BUYER good and valid title to the Assets.  BUYER and SELLER shall, and shall cause their respective Affiliates to, execute on or prior to the Closing Date, the Asset Transfer and Assumption Agreements and such documents and agreements as may be necessary to effect the transactions contemplated by this Agreement.

2.1                                 Patents.  Upon Closing SELLER shall sell, transfer, assign, convey and deliver; or shall cause to be sold, transferred, assigned, conveyed and delivered to BUYER, all of SELLER’s and its Affiliates’ rights, title and interest in and to the patent filings listed in Exhibit 2.1 (the “Patents”) including any patents of addition, re-examinations, reissues, extensions, granted supplementary protection certifications, substitutions, confirmations, registrations, revalidations, revisions, additions and the like, of or to said Patents and any and all divisionals and continuations, and any patents issuing therefrom.  SELLER and its Affiliates hereby retain a royalty-free right and license, including the right to sublicense, under the Patents, solely to the extent necessary for, and solely for the purposes of: (i) SELLER’s performance of its obligations under this Agreement only until the completion of SELLER’s obligations hereunder; (ii) SELLER’s conduct of the FINESSE trial; (iii) SELLER’s or its distributors and licensees marketing, promotional and/or medical affairs activities directed to ReoPro® (Abciximab) as a combination therapy with Product under an approved indication in the U.S. and/or Canada for combination therapy involving Product and ReoPro® (Abciximab); provided however that this retained right shall not be construed as any right of SELLER (or its Affiliates), its licenses, agents or distributors to engage in the manufacture, sale or distribution of Product; and (iv) any activity of SELLER unrelated to the Business.  The retained rights set forth in the foregoing sub-paragraphs (i), (ii), (iii) and (iv) above shall be subject to reasonable approval of BUYER, provided however that any refusal on the part of BUYER to provide approval for activities of SELLER that are not activities of, or related to, the Business shall be considered unreasonable.

2.2                                 Licensed Patent Rights.  Upon Closing SELLER shall grant, or shall cause to be granted to BUYER, a perpetual, paid up, irrevocable, royalty-free, unlimited (other than as provided in this Agreement) sublicense for the Territory under the patent rights listed in Exhibit 2.2 hereof (the “Licensed Patent Rights”), with the right to further sublicense; such sublicense and any further sublicense thereunder being sole and exclusive for use in the Business (or, outside the Territory, solely and exclusively for manufacture of, or research, development, or the conduct of clinical trials with respect to the Active Ingredient or the Product for sale in the Territory); all other rights under such Licensed Patents to be retained by SELLER and its Affiliates.  SELLER and its Affiliates shall not retain any right to use or license such Licensed Patent Rights in the Business, with the sole exception that SELLER and its Affiliates shall retain a royalty-free right and license under the Licensed Patent Rights, for use in the Business, solely to the extent necessary for SELLER’s or its Affiliates’ performance of SELLER’s obligations hereunder, or SELLER’s or its Affiliates conduct of any other SELLER activities related to the Business and reasonably contemplated hereunder; provided however that such use of the Licensed Patent Rights by SELLER in the Business shall be subject to reasonable approval of BUYER.  SELLER and its Affiliates are not transferring to BUYER hereunder any right to use or to license the Licensed Patent Rights for use with products other than Product in or outside the Territory.

2.3                                 Trademark Registrations.  Upon Closing SELLER shall sell, transfer, assign, convey and deliver; or shall cause to be sold, transferred, assigned, conveyed and delivered to BUYER, all of SELLER’s and its Affiliates’ rights, title and interest in and to the trademark registrations and applications which are identified in Exhibit 2.3 (the “Trademark Registrations”).  No rights under the names “Scios”, “Centocor,” “Johnson & Johnson” or “J&J” are transferred to BUYER hereunder.  To the extent SELLER may own or control any rights in any website, URL or domain name, or the like, directed exclusively to Retavase, SELLER shall sell and assign all rights therein to BUYER.

2.4                                 Registrations.  Upon Closing, SELLER shall sell, transfer, assign, convey and deliver; or shall cause to be sold, transferred, assigned, conveyed and delivered to BUYER, all of SELLER’s and its Affiliates’ rights, title and interest in and to the regulatory files and approvals, registrations and governmental authorizations, NDA’s. IND’s, PLA’s, DINs, compliance notices, licenses and permits, and any applications to the FDA or the comparable Canadian body or bodies pending at the Closing Date, and all materials and information relating to the FDA and other governmental or regulatory approvals for the Product in the Business held by SELLER and/or its Affiliates, the same being identified in Exhibit 2.4, and all information contained therein (the “Registrations”).  Registrations will not include the IND or any other regulatory filing associated with the FINESSE Clinical Trial.  BUYER acknowledges that Registrations may include information concerning ReoPro due to the difficulty of separating or redacting out ReoPro information from Product information; that no ownership rights are being transferred hereunder with respect to ReoPro information that may be present in Registrations; and that such information is subject to confidentiality pursuant to Article 8 hereof.

2.5                                 Product-Specific Manufacturing Information.  Upon Closing, SELLER shall sell, transfer, assign, convey and deliver; or shall cause to be sold, transferred, assigned, conveyed and delivered to BUYER all of SELLER’s and its Affiliates’ rights, title and interest in and to all of SELLER’s and its Affiliates’ manufacturing information (the “Product-Specific Manufacturing Information”) used solely and exclusively in the Business.  SELLER shall retain a non-exclusive license to use Product-Specific

Manufacturing Information, solely for purposes of (i) fulfilling SELLER’s obligations hereunder; and (ii) to the extent such Product-Specific Manufacturing Information may have applicability outside of the Business, conducting any of SELLER’s business activities unrelated to the Business.  SELLER’s and its Affiliates retained right in this Section 2.5 shall be subject to reasonable approval by BUYER, provided however that BUYER’s sole criteria for such approval shall be whether or not SELLER’s (or its Affiliates’) use of Product-Specific Information is unrelated to the Business.

2.6                                 Non Product-Specific Manufacturing Information.  Upon Closing, SELLER shall grant, or shall cause to be granted to BUYER, a perpetual, paid up, irrevocable, royalty-free license, with the right to sublicense, to use, only in the Business (and, outside the Territory, only with respect to manufacture of the Active Ingredient or the Product for sale in the Territory), any manufacturing information that is used by SELLER or its Affiliates both in the Business and also in other business activities of SELLER and/or its Affiliates (the “Non Product-Specific Manufacturing Information”), such license to be sole and exclusive.  In addition to SELLER’s retention of all rights to use Non-Product Specific Manufacturing Information outside the Business, SELLER shall retain a non-exclusive license to use Non-Product-Specific Manufacturing Information in the Business, solely for purposes of fulfilling its obligations hereunder or carrying out activities related to the Business and reasonably contemplated hereunder, subject to reasonable approval of BUYER.

2.7                                 Research and Development Materials.  Upon Closing, SELLER shall sell or shall cause to be sold, and shall promptly deliver or cause to be delivered to BUYER, copies of all of SELLER’s and its Affiliates’ research and development reports (with the Exception of the FINESSE Trial) existing as of the Closing Date, solely to the extent relating exclusively to the Business.  BUYER acknowledges that Research and Development Materials may include information concerning ReoPro due to the difficulty of separating or redacting out ReoPro information from Product information; that no ownership rights are being transferred hereunder with respect to ReoPro information; and that such information is subject to confidentiality pursuant to Article 8 hereof.

2.8                                 Marketing and Promotional Documents.  Upon Closing, SELLER shall sell, or shall cause to be sold, and shall thereafter promptly deliver or cause to be delivered to BUYER, all hard copies and electronic copies existing as of the Closing Date of the marketing and promotional documents owned by SELLER, such as customer lists, marketing and promotional plans, documents and materials, field force training manuals and materials, and the like, solely to the extent relating exclusively to the Business (the “Marketing and Promotional Documents”).  BUYER’s use of the Marketing and Promotional Documents shall be subject to Section 3.1.

2.9                                 Worldwide Safety Reports.  Upon Closing, SELLER shall sell, or shall cause to be sold, and shall promptly thereafter transfer and deliver or cause to be promptly transferred and delivered promptly to BUYER, a hard copy (or electronic copy, if available) of all worldwide safety reports in the possession of SELLER and its Affiliates with respect to the Active Ingredient or the Product in existence as of the Closing (the “Worldwide Safety Reports”), including any adverse event information arising from the FINESSE trial.

2.10                           Clinical Data.  Upon Closing, SELLER shall sell, or shall cause to be sold, and thereafter shall promptly transfer and deliver, or cause to be transferred and delivered to BUYER, a copy of all clinical data (excluding clinical data from the FINESSE Clinical Trial) contained in SELLER and/or its Affiliates databases referring to the Active Ingredient or the Product (the “Clinical Data”).  BUYER acknowledges that Clinical Data may include information concerning ReoPro due to the difficulty of separating or redacting out ReoPro information from Product information; that no ownership rights are being transferred hereunder with respect to ReoPro clinical data; and that such information is subject to confidentiality pursuant to Article 8 hereof.

2.11                           Assumed Agreements.  Upon Closing, SELLER shall assign, or shall cause to be assigned to BUYER, and BUYER hereby agrees to assume, all rights and obligations of SELLER and its Affiliates under the Agreements listed in Exhibit 2.11 (the “Assumed Agreements”).  SELLER shall obtain and deliver to BUYER, prior to or at the Closing, at SELLER’s sole cost and expense, any and all required consents to such assignments in form and substance reasonably acceptable to BUYER.  With respect to the License Agreement between [****] and SELLER (listed in Exhibit 2.11) to be assigned and assumed hereunder pursuant to this Section 2.11, BUYER and SELLER expressly acknowledge and agree that, as part of SELLER’s retention, in accordance with Section 13.2 hereof, of liabilities that have accrued to SELLER under such license agreement on or before Closing, SELLER shall be responsible for, and SELLER’s indemnification of BUYER in Section 13.5 hereof shall include, indemnification for and against any royalty underpayments to [****] with respect to Product sold by SELLER (or its Affiliates) on or prior to Closing.

2.12                           Tangible Assets.  Upon Closing, SELLER shall sell, transfer, assign and convey, or shall cause to be sold, transferred, assigned and conveyed to BUYER, certain tangible assets, as listed in Exhibit 2.12, located at the manufacturing facilities of Diosynth RTP, Inc. dedicated exclusively to the manufacture of Active Ingredient at Diosynth RTP, Inc. (the “Tangible Assets”).

2.13                           Product Inventory.  Upon closing, SELLER shall sell and transfer, or shall cause to be sold and transferred, to BUYER the Product Inventory.  THE PRODUCT INVENTORY IS SOLD AS IS, WHERE IS.  SELLER MAKES NO WARRANTIES WITH RESPECT THERETO, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

2.14                           Limitation of Sale of Assets.  BUYER expressly acknowledges that, pursuant to the “Asset Purchase Agreement” between Roche Healthcare Limited, and Centocor, Inc., Roche Holding, Ltd and its certain affiliates (excluding Genentech, Inc., and subsidiaries thereof) retained certain information identical to that contained in the Patents, Registrations, Product Specific and Non Product Specific Manufacturing Technology and Know-How, Research and Development Materials, Clinical Data, Worldwide Safety Reports, Marketing and Promotional Documents and the other Assets transferred to BUYER pursuant to this Article 2 relevant for the research, development, manufacture, control, packaging or release, marketing or sale of products similar or identical to the Active Ingredient or the Product outside the Territory for its

*Certain information on this page has been omitted and filed separately with the commission. Confidential treatment has been requested with respect to the omitted portions.

own and/or authorized third parties’ use outside the Territory.

2.15                           Excluded Assets.  BUYER hereby acknowledges that SELLER and its Affiliates are not transferring hereunder (i) any assets or rights used solely, or to the extent used solely, in the research, development, manufacture, control, packaging or release, marketing or sale of products that do not contain the Active Ingredient; (ii) any assets or rights, including without limitation, technical information, intellectual property, equipment, computer software, and computer hardware, that are used both in the Business and in other business activities of SELLER and its Affiliates; and (iii) clinical data from the FINESSE Trial.  Notwithstanding the foregoing, the provisions of this Section 2.15 shall not limit the transfer to BUYER of (a) any of the Patents pursuant to Section 2.1; (b) any of the Licensed Patent Rights pursuant to Section 2.2; or (c) transfer of the Trademark Registrations pursuant to Section 2.3.

2.16                           Excluded Agreements.  BUYER hereby acknowledges that SELLER and its Affiliates are not assigning, and BUYER shall not assume (i) any agreements (including without limitation the Purchasing Entity Agreements set forth in Exhibit 2.16) as to which third party consent to transfer the rights and obligations thereof to BUYER is contractually required and unable to be obtained and (ii) any agreement to the extent such agreement relates to business activities of SELLER and/or its Affiliate’s other than the Business.  SELLER is not aware of any agreements material to the Business that will not be assignable to BUYER at Closing.  From and after execution hereof, and prior to Closing, SELLER and BUYER shall exert reasonable efforts to cooperate with respect to termination, assignment and/or transfer/transition of responsibility under the Purchasing Entity Agreements, including such transfer/transition activities as may reasonably be required to extend beyond the Closing; provided however that in cases where consent to transfer the rights and obligations thereof to BUYER is unable to be obtained, SELLER shall terminate such agreement at the earliest reasonable date subject to the terms and conditions thereof governing termination.  BUYER shall have the right exercisable in its sole discretion, but not the obligation, to assume, and SELLER (or its Affiliates) shall assign, all of the rights and obligations of any Purchasing Entity Agreement for which consent for assignment and assumption has been obtained from the pertinent purchasing entity.  BUYER and SELLER shall exert reasonable best efforts to establish transitional procedures enabling SELLER to satisfy its obligations under the Purchasing Entity Agreements until the noticed date of termination thereof, or until assignment thereof to BUYER, whichever is applicable.

2.17                           Risk of Loss.  All risk of loss with respect to the Assets (whether or not covered by insurance) shall be on SELLER up to the time of Closing, whereupon such risk of loss shall pass to BUYER upon BUYER taking physical possession.  With respect to the Product Inventory purchased at closing, SELLER shall, within thirty (30) days following closing, ship the Product Inventory F.O.B. SELLER’s or its designated agent’s storage facility by a carrier approved in writing by BUYER on or prior to the closing, to a location in the United States specified by BUYER.  Risk of loss with respect to the Product Inventory shall pass to BUYER upon delivery by SELLER to the carrier.  BUYER shall be liable for the costs of shipping.

2.18                           Transfer Taxes.  All applicable sales, transfer, documentary, use, filing, recording and other taxes and fees that may be levied on the sale, assignment, transfer or delivery of the Assets to be sold and transferred as provided herein shall be borne by SELLER.

ARTICLE 3

PROMOTION AND MARKETING; MEDICAL INQUIRIES;

TRADE RETURNS; CUSTOMER NOTIFICATION

3.1                                 Promptly after the Closing Date, but not later than ninety (90) days thereafter, and subject to applicable regulatory approvals, all BUYER advertising and promotional materials for the Product shall identify BUYER as the marketer of the Product in the Territory, in such form as BUYER shall determine.  As soon as practicable after the Closing Date, BUYER shall make such changes in the package insert, Product labeling and packaging as may be required to reflect BUYER as the marketer of the Product in the Territory, including making all required FDA, HPB and any other regulatory filings in connection therewith.  Promptly after the Closing Date SELLER shall file, or shall cause its relevant Affiliate(s) to file with the FDA and HPB a notice that BUYER is the marketer and distributor of the Product in the United States.  To the extent that the FDA and/or HPB requests additional information or meetings regarding BUYER’s responsibilities as marketer and distributor of the Product in the Territory, BUYER shall respond to the FDA and/or HPB at its own expense and through its own personnel.  Notwithstanding the foregoing, SELLER is not required to change the Product labeling, package insert or packaging for the Product Inventory.  With respect to the Product Inventory purchased by BUYER hereunder, BUYER shall, for a period of three (3) months following the Closing, be permitted to sell Product from the Product Inventory as labeled and packaged prior to the Closing Date, without regard to whether such Product references SELLER or its Affiliates.  Upon the expiration of such transitional period, all Product sold by BUYER, including the Product Inventory, shall, at BUYER’s sole cost, be required to have labeling and packaging which properly identifies BUYER as the marketer of the Product and does not contain any references to SELLER or its Affiliates.

3.2                                 Medical Inquiries.  Not later than thirty (30) days following the first commercial sale of the Product by BUYER, BUYER shall assume all responsibility for all correspondence and communication with physicians and other health care professionals and customers in the Territory relating to the Product.  After the Closing Date, BUYER and SELLER shall work together towards an orderly transition of the responsibility for all correspondence and communication with health care professionals and customers in the Territory relating to the Product.  SELLER shall continue to be responsible for such correspondence and communication until such transfer of responsibility to BUYER is completed.  BUYER shall keep such records and make such reports as shall be reasonably necessary to document such communications in compliance with all applicable regulatory requirements.  After transfer of responsibility to BUYER pursuant to this Article 3, SELLER shall, except in the case of medical emergency, refer all questions relating to the Product raised by health care professionals and customers to BUYER for its response.  Should any medical inquires received by BUYER concern an adverse experience with the Product, BUYER shall notify SELLER of such adverse experience in accordance with Section 7.5, including any adverse events arising in the FINESSE trial.

3.3                                 Trade Returns; Reimbursements.  SELLER shall bear all costs and expenses related to all returns, charge backs, rebates and Medicare reimbursements for Product sold by SELLER on or prior to the closing; provided however that SELLER’s obligation with respect to Product returns shall be capped at [****] and shall be subject to SELLER’s Returned Goods Policy attached hereto as Exhibit 3.3 or any successor policy then in effect and applicable to all of SELLER’s Affiliates with respect to pharmaceutical products.  BUYER shall bear all costs and expenses related to all returns, charge backs, rebates and Medicare reimbursements for Product sold by BUYER after the closing.

3.4                                 Notification to Customers.  As soon as reasonably practicable after the Closing Date but not more than three business days thereafter, SELLER will provide BUYER with a list of all of the customers and wholesalers purchasing Product from SELLER and shall notify those customers and wholesalers (as requested by BUYER) that BUYER has assumed responsibility for the marketing and sale of the Product in the Territory.  SELLER and BUYER shall notify customers and wholesalers using the notification letter substantially in the form attached hereto as Exhibit 3.4.

ARTICLE 4

CONSIDERATION

4.1                                 Purchase Price.  At Closing, with respect to purchase of the Assets (including Product Inventory) BUYER shall pay to SELLER a purchase price of One Hundred Ten Million Dollars ($110,000,000).

4.2                                 FINESSE Milestone BUYER shall pay to SELLER the following milestones:

(a)                                  Five Million Dollars ($5,000,000) upon [****].

(b)                                 Five Million Dollars ($5,000,000) upon [****] referred to in sub-paragraph (a) above.

*Certain information on this page has been omitted and filed separately with the commission. Confidential treatment has been requested with respect to the omitted portions.

 (c)                               Five Million Dollars ($5,000,000) upon [****] referred to in sub-paragraph (a) above that [****].

4.3                                 ETI Column Milestones.  BUYER shall pay to SELLER the following milestones:

(a)                                  Fifteen Million Dollars ($15,000,000) [****]; and

(b)                                 Fifteen Million Dollars ($15,000,000) [****].

4.4                                 Method of Payment.  The payments to be made pursuant to Sections 4.1, 4.2 and 4.3 shall be made by wire transfer in immediately available funds to such account as SELLER shall have designated to BUYER in writing, and any such payment shall be deemed to have been paid when recorded in the proper account.

4.5                                 Allocation of Purchase Price.  Prior to closing, BUYER and SELLER will make a reasonable effort to agree on an allocation of the Purchase Price among the Assets.  If an agreement is reached, BUYER and SELLER will (i) act in accordance with the allocation in the preparation of financial statements and the preparation and filing of all Tax returns (including the preparation and filing of Form 8594) and (ii) take no position inconsistent with the allocation for all Tax purposes.

ARTICLE 5

PURCHASE AND SUPPLY OF ETI COLUMNS

AND REAGENTS

5.1                                 Supply of ETI Columns.  Until the earlier of (i) expiration of the Full Transition Period or (ii) expiration of a Shortened Transition Period applicable to ETI Columns, BUYER shall have the right to purchase from SELLER, and SELLER shall sell or cause to be sold to BUYER, up to two ETI Columns in each year of such Full Transition Period (or Shortened Transition Period if applicable), at a purchase price per column of [****]; provided however, if SELLER’s direct cost is equal to or greater than [****], the purchase price per column shall be equal to SELLER’s direct cost, without

*Certain information on this page has been omitted and filed separately with the commission. Confidential treatment has been requested with respect to the omitted portions.

markup, up to a maximum of [****].

5.2                                 Supply of Reagents.  Until the earlier of (i) expiration of the Full Transition Period BUYER or (ii) expiration of a Shortened Transition Period applicable to the SELLER Reagents or the Roche Reagents, BUYER shall have the right to purchase from SELLER, and SELLER shall sell, or cause to be sold to BUYER the SELLER Reagents according to the price list set forth in Exhibit 5.2 (A) and the Roche Reagents according to the price list set forth in Exhibit 5.2(B) subject to pricing increases pursuant to the Roche Reagent Scheduled Purchase Orders; and with respect to SELLER Reagents, subject to annual increases based on an appropriate manufacturing price index mutually acceptable to the parties.  BUYER shall have the right to order quantities of SELLER Reagents and Roche Reagents exceeding BUYER’s requirements, and SELLER shall exert reasonable commercial diligence to satisfy such excess orders; provided however that with respect to the Roche Reagents SELLER’s obligation to supply shall not exceed the amounts set forth in the Roche Reagent Scheduled Purchase Orders set forth in Exhibit 1.51.  BUYER shall have the right but not the obligation to purchase Roche Reagents up to the amounts scheduled in the Roche Reagent Scheduled Purchase Orders.  Except as provided in 6.9 hereof, SELLER is not assigning and BUYER is not assuming the Roche Reagent Supply Agreement hereunder.

5.3                                 Orders and Forecasting.

(a)                                  Lead time.  BUYER and SELLER acknowledge that ETI Columns and Reagents require a [****] delivery lead time, with the sole exception that SELLER currently has one ETI Column in process with an anticipated manufacturing completion date of [****].

(b)                                 Initial Firm Orders and Forecasting.  Within thirty days after the Closing, BUYER shall submit a firm order for all ETI Column(s) and Reagents required by SELLER in the [****] of the Transition Period following Closing, along with a non-binding forecast for any subsequent [****] period remaining in the Transition Period, and such

*Certain information on this page has been omitted and filed separately with the commission. Confidential treatment has been requested with respect to the omitted portions.

non-binding forecast shall be updated by BUYER on a Transition Period Quarterly basis within ten (10) business days following the commencement of each Transition Period Quarter.  With respect to BUYER’s firm order for the [****] of the Transition Period, and as an exception to the [****] delivery lead time mentioned above, SELLER shall deliver a first ETI Column to BUYER pursuant to such order not later than [****].

(c)                                  Subsequent Firm Orders for ETI Columns.  BUYER shall submit its firm order for the [****] years of the Transition Period not later than BUYER’s submission of the third Transition Period Quarterly update of the previous Transition Period year with the understanding that SELLER shall deliver on such order within [****] following receipt thereof.  SELLER shall confirm in writing its receipt of each purchase order within ten (10) business days of receipt thereof.  BUYER shall be obligated to purchase all such ETI Columns ordered and delivered by the delivery date specified in BUYER’s purchase order, provided that such ETI Columns and meet the ETI Column Specifications as confirmed in the ETI Column Certificate of Analysis.

(d)                                 Subsequent Firm Orders for Reagents.  BUYER shall submit its firm order for Reagents for the [****] years (if any) of the Transition Period not later than BUYER’s submission of the third Transition Period Quarterly update of the previous Transition Period year, with the understanding that SELLER shall deliver on such order within [****] following receipt thereof.  SELLER shall confirm in writing its receipt of each purchase order within ten (10) business days of receipt thereof.  BUYER shall be obligated to purchase all such Reagents ordered and delivered by the delivery date specified in BUYER’s purchase order, provided that such Reagents meet the SELLER Reagent Specifications and the Roche Reagent Specifications.

(e)                                  Controlling Terms.  Any purchase orders, purchase order releases, confirmations, acceptances, advices and similar documents submitted by BUYER or SELLER, or their Affiliates in connection with the ETI Column and Reagent supply and purchase activities contemplated under this Agreement are for administration purposes only and shall not add to or modify the terms of this Agreement.

*Certain information on this page has been omitted and filed separately with the commission. Confidential treatment has been requested with respect to the omitted portions.

5.4                                 No Obligation of SELLER to Manufacture Product.  Other than SELLER’s transfer of the Product Inventory to BUYER hereunder, and SELLER’s supply hereunder of ETI Columns and Reagents during the Transition Period (or any applicable Shortened Transition Period), SELLER shall not be obligated to manufacture for BUYER, or have made for or supplied to BUYER, any Product, any bulk Active Ingredient or any other ingredient(s) of Product.

5.5                                 Shipment; Transfer of Title.  ETI Columns and Reagents ordered by BUYER in accordance with this Agreement shall be shipped F.O.B. SELLER’s or its designated agent’s storage facility by a carrier approved in writing by BUYER, to a location in the United States specified by BUYER.  No later than the date of shipment of each order, SELLER shall deliver to BUYER an ETI Certificate of Analysis for ETI Columns and the relevant Reagent Certificate of Analysis for any Reagents supplied hereunder.  Title to ETI Columns and Reagents, and risk of loss shall pass to BUYER upon delivery by SELLER to the carrier.  BUYER shall be liable for the costs of shipping and such costs shall be added to the applicable invoice and shall not be deemed to be included in the transfer price as established hereunder.

5.6                                 Payment.  SELLER shall invoice BUYER for the purchase price for ETI Column(s) and/or Reagents shipped in accordance with this Article 5 no sooner than the time of shipment.  Invoices shall clearly indicate transfer price, freight and shipping charges, total invoice price and lot numbers.  Payment of invoices shall be due within 30 days after receipt thereof.  In the event FDA does not approve SELLER’s (or a third party’s) manufacture of any ETI Column supplied to BUYER hereunder, BUYER shall be entitled to a full refund of the purchase price for such ETI Column.

5.7                                 Warranty.  SELLER warrants that all ETI Columns and Reagents supplied hereunder shall at the time of shipment meet the ETI Column Specifications, the SELLER Reagent Specification and the Roche Reagent Specifications.  THE FOREGOING WARRANTIES ARE IN LIEU OF ALL OTHER REPRESENTATIONS OR WARRANTIES AS TO THE MANUFACTURE AND SHIPMENT OF ETI COLUMNS AND REAGENTS WHETHER EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

5.8                                 Quality Disputes.  Any claim by BUYER that any ETI Column or Reagent(s) supplied to BUYER does not satisfy SELLER’s warranties under Section 5.7 must be made in writing within thirty (30) days after discovery by BUYER of the problem, and in no event later than ninety (90) days following BUYER’s receipt of the ETI Column or Reagents in question; provided however that in the case of a latent defect in the column that cannot be reasonably discovered through testing or other reasonable means of inspection or evaluation prior to use thereof, the period of time for submitting a claim pursuant to this section 5.8 shall be thirty (30) days from the date BUYER learns of such latent defect.  ETI Columns and Reagent(s) rejected by BUYER shall be returned by BUYER to SELLER at SELLER’s expense, and, at BUYER’s option, SELLER shall replace such ETI Column or Reagent(s) with ETI Column(s) and Reagent(s) meeting the ETI Column Specifications (or the Reagent Specifications or, at BUYER’s option, issue a credit for the returned ETI Columns and Reagents.  In the event that BUYER claims that any ETI Column or Reagent(s) fail to meet their respective specifications as set forth herein, and SELLER disagrees with BUYER’s findings, unless such failure is apparent on the face of written documentation provided by SELLER with the shipment of such Product, at SELLER’s written request, BUYER shall submit a sample of the contested ETI Column or Reagent to an unrelated independent laboratory, reasonably acceptable to SELLER and BUYER, and the check assays of such laboratory shall be accepted by the two parties as final and binding.  The cost of such analysis made by the laboratory, and the cost of disposal of disputed ETI Column or Reagent shall promptly be borne by the party whose position is not substantiated by the independent laboratory.

ARTICLE 6

TRANSITIONAL SERVICES AND TECHNOLOGY TRANSFER

6.1                                 Seller Manufacturing Activities after Closing.  From and after the Closing, until expiration of the Full Transition Period (or with respect to any given SELLER Manufacturing Activity, until expiration of a Shortened Transition Period for such activity) SELLER shall exert its commercially reasonable efforts to transfer from

SELLER (and/or its Affiliates) to BUYER or a third party reasonably acceptable to BUYER, responsibility for all of SELLER’s (and/or its Affiliates’) activities in relation to the following:

A.  Clot Lysis Testing of Bulk Active Ingredient

B.  Clot Lysis Testing of Fill and Finished Product

C.  Manufacture and Supply of SELLER Reagents

D.  Manufacture and/or and Supply of Roche Reagents

E.  Manufacture and Supply of ETI Columns

F.  General Supply Chain Activities for Product.

(hereinafter, collectively, “SELLER’s Manufacturing Activities”)

6.2                                 Estimated Transfer Completion Dates.  Beginning promptly after Closing, SELLER shall undertake commercially reasonable efforts, and BUYER shall cooperate with SELLER in any manner reasonably required by SELLER, to Transfer the SELLER Manufacturing Activities to a third party reasonably acceptable to BUYER according to the following schedule of Transfer Completion Dates:

SELLER Manufacturing Activity	Estimated Transfer Completion Date
Clot Lysis Testing of Bulk Active Ingredient	[****]
Clot Lysis testing of Fill and Finished Product	[****]
Manufacture of SELLER Reagents	[****]
Manufacture and/or supply of Roche Reagents	[****]
Manufacture of ETI Columns	[****]
General Supply Chain Activities for Product	As per Exhibit 6.3(F)

*Certain information on this page has been omitted and filed separately with the commission. Confidential treatment has been requested with respect to the omitted portions.

6.3                                 Technology Transfer Work Plans.  SELLER and/or its Affiliates shall provide technology transfer services to effect transfer from SELLER and/or its Affiliates of the SELLER Manufacturing Activities to a third party approved by BUYER under an initial work plan for transfer of each of such activities, each such work plan being set forth in Exhibit 6.3 (A) through (F) (the “Technology Transfer Work Plans”) corresponding to each of the SELLER Manufacturing Activities listed in the table of Section 6.2.  The technology transfer services provided by SELLER and/or its Affiliates under each of the Technology Transfer Work Plans shall be at [****] sole expense (excluding capital costs which shall be borne by [****]).  BUYER and SELLER agree that the Technology Transfer Work Plans are based upon a good faith estimate, as of the Closing Date, of the expected Transfer Completion Dates for the SELLER Manufacturing Activities.  The Technology Transfer Work Plans will be diligently reviewed by both parties on a quarterly basis and, as necessary, revised from time to time in order that they remain a good faith assessment of the activities and work required by both parties to successfully transfer the SELLER Manufacturing Activities to BUYER or a third party reasonably approved by BUYER.

6.4                                 Limit on SELLER’s Technology Transfer Obligations.  Provided SELLER has not materially breached its obligations hereunder with respect to carrying out its responsibilities under the mutually agreed Technology Transfer Work Plans required under Section 6.3, SELLER shall not be obligated to provide, or cause to be provided, additional technology transfer services beyond the expiration of the Full Transition Period (or, if applicable any Shortened Transition Period) absent SELLER’s written consent to be given or withheld in SELLER’s sole and absolute discretion; provided however, that should BUYER fail to cooperate with SELLER in the manner provided in Section 6.9, and such failure of cooperation prevents the parties from achieving a Transfer Completion Date for a given SELLER Manufacturing Activity, SELLER shall not be in breach for failing to meet SELLER’s obligations to perform the work set forth

*Certain information on this page has been omitted and filed separately with the commission. Confidential treatment has been requested with respect to the omitted portions.

in the applicable Technology Transfer Work Plan and shall not be obligated to continue to provide Technology Transfer Services with respect to the activity in question, or to perform the activity in question, beyond the date of the expected Transfer Completion Date established in writing between the parties in the then currently applicable Technology Transfer Work Plan, regardless of whether transfer of the activity in question to a third party has been completed in the manner described in Section 1.61.  In no event shall SELLER have any obligation to BUYER hereunder with respect to any of the SELLER Manufacturing Activities after expiration of the Full Transition Period.

6.5                                 Continuation of SELLER Manufacturing Activities after Closing.  Prior to the Transfer Completion Date for a given SELLER Manufacturing Activity A through F (but in no event after the earlier of the expiration of the Full Transition Period, or any applicable Shortened Transition Period for such activity) SELLER shall continue to carry out, or cause to be carried out, in the same manner as carried out as of the Closing Date:

(a) subject to the terms and conditions of Article 5, the SELLER Manufacturing Activities C, D and E listed in Section 6.1; and

(b) at no charge to BUYER, the SELLER Manufacturing Activities A, B and F listed in Section 6.1.

6.6                                 Clot Lysis Testing.  SELLER’s performance of Clot Lysis Testing of Bulk Active Ingredient and Clot Lysis Testing of Fill and Finished Product hereunder shall be in accordance with the test procedures set forth in Exhibit 1.14 and 1.15 respectively.  SELLER shall provide appropriate documentation reasonably satisfactory to BUYER and acceptable to the FDA documenting the performance and results of such testing on all bulk Active Ingredient and Fill and Finished Product (other than the Product Inventory) performed by SELLER prior to the transfer of such testing responsibility to BUYER or its designee hereunder.

6.7                                 Limitation on SELLER Technology Transfer Obligations.  In no event shall SELLER have any obligation to BUYER hereunder with respect to any of the SELLER Manufacturing Activities after expiration of the Full Transition Period (or any applicable Shortened Transition Period).

6.8                                 Cooperation; Contracting with Third Parties.

(a)                                  Cooperation on Technology Transfer Work Plans.  The parties understand BUYER does not (with the exception of SELLER Manufacturing Activity F) have the capabilities to assume the SELLER Manufacturing Activities, nor the expertise to jointly manage, or jointly carry out with SELLER, the effective transfer of such activities to a third party.  Accordingly, BUYER’s obligation to cooperate with respect to establishing and carrying out the Technology Transfer Work Plans shall be limited to activities reasonably required by SELLER that do not require or involve manufacturing know-how or expertise on the part of BUYER with respect to the SELLER Manufacturing Activities, including without limitation (i) as owner of the Registrations, undertaking primary responsibility for, and reasonably cooperating with SELLER with respect to, securing FDA approval of the SELLER Manufacturing Activities transferred to a third party; (ii) reasonably cooperating with SELLER in identifying, and assuming primary responsibility for approving, third parties to carry out the SELLER Manufacturing Activities; and (iii) assuming primary responsibility for, and reasonably cooperating with SELLER with respect to negotiating and entering into contractual arrangements with such third parties (including binding or non-binding terms or letters of intent with such third parties).

(b)                                 Limitation on SELLER’s Contracting Obligations.  SELLER shall not be required to contract with any third party to perform the SELLER Manufacturing Activities, except with respect to any transitional contracting with such third party which may be reasonably required prior to the Transfer Completion Date of such third party’s performance of a given SELLER Manufacturing Activity; provided however that, with respect to such transitional contracting, including any binding or non-binding letters of intent, BUYER and SELLER shall jointly contract with such third party under terms and conditions that will specify that SELLER shall no longer be a party to such contract after the Transfer Completion Date.  The identification and evaluation and selection of any party or entity to whom the SELLER’s Manufacturing Activities will be transferred pursuant to this Agreement shall be the sole responsibility of, and shall be at the sole and absolute discretion of, the BUYER; provided however (i) SELLER shall afford reasonable consultation to BUYER with respect to selecting and qualifying potential vendors; (ii) such consultation shall not result in SELLER’s assumption of any responsibility, risk or Liability with respect to BUYER’s identification, evaluation, selection, and contracting of suitable vendors, except those obligations specifically undertaken by SELLER hereunder, and (iii) BUYER hereby indemnifies SELLER for any Liability with respect to BUYER’s identification, evaluation, selection and contracting of potential vendors, in accordance with the indemnification provisions of Article 13.

6.9                                 Extension/Assignment of Roche Supply Agreement.  In the event SELLER and/or BUYER enter into an agreement with Roche Diagnostics, GmbH (or an affiliate thereof) providing: [****].

ARTICLE 7

REGULATORY MATTERS; ADVERSE REACTIONS

7.1                                 Transfer of Registrations.  Promptly after the Closing Date, the parties will cooperate in transferring the Registrations to BUYER.  The target date for the transfer shall be ninety (90) days following the Closing.  Promptly following Closing, the parties will agree upon procedures to ensure a smooth transition from SELLER and its relevant Affiliates to BUYER of all of the activities required to be undertaken by the Registration(s) holder, including adverse experience reporting (including adverse events arising from the FINESSE trial), quarterly and annual reports to FDA and HPB, handling and tracking of complaints, sample tracking, and communication with health care professionals and customers.  Within thirty (30) days after the Closing Date, SELLER will forward to BUYER a complete copy of the Registrations for Product, as well as copies of all correspondence with, and periodic and other reports (including adverse event reports and the underlying data) to, regulatory authorities in the Territory.  SELLER will cooperate with BUYER, at no charge, to ensure a smooth transition of the activities contemplated hereby, and in obtaining the cooperation of SELLER’s Affiliates and its distributors and licensees of the Product with the transfer of adverse experience reporting obligations from SELLER to BUYER.

*Certain information on this page has been omitted and filed separately with the commission. Confidential treatment has been requested with respect to the omitted portions.

7.2                                 Interim Responsibility for Registrations.  Until the Registrations have been transferred to BUYER, SELLER shall be responsible for maintaining them at its sole cost and expense.  After such transfer, BUYER will assume all responsibility for the Registrations, at BUYER’s sole cost and expense.  Each party shall cooperate with the other in making and maintaining all regulatory filings that may be necessary in connection with the execution, delivery and performance of this Agreement.

7.3                                 Communication With Agencies.  Until the Registrations are transferred to BUYER, SELLER shall have responsibility for all communications with FDA and HPB relating to the Product, and SELLER will promptly provide BUYER with copies of all communications to or from the FDA and HPB with respect to each Product and/or the manufacture thereof.  After such transfer has been completed, BUYER shall have responsibility for all such communication and each party shall promptly provide the other with copies of any communications or contacts it sends to or receives from any other governmental agency in the Territory concerning the Product, other than communications by BUYER concerning promotional materials, with respect to which BUYER shall not be required to provide copies to SELLER.

7.4                                 Governmental Inspections.  Each party shall advise the other party of any governmental visits to, or written or oral inquiries about, any facilities (to the extent such visit relates to, or the results thereof could affect the manufacture or supply of, Product) or procedures for the manufacture, storage or handling of Product, or the marketing, selling, promotion or distribution of any Product, promptly after any such visit or inquiry (or in advance, for any scheduled visits).  Each party shall promptly furnish to the other party any report or correspondence issued by or provided to the governmental authority in connection with such visit or inquiry, purged only of Confidential Information of such party wholly unrelated to the other party’s activities under this Agreement and any information that is unrelated to the Product.  Each party shall permit the relevant governmental authorities to inspect its facilities in connection with the activities contemplated by this Agreement.

7.5                                 Adverse Experience Reporting.

(a)                                  Until the Registrations are transferred to BUYER, SELLER shall be responsible for the adverse experience and safety reporting for the Product in compliance with the requirements of the U.S. Food, Drug and Cosmetic Act, 21 USC § 321 et seq. and the regulations promulgated thereunder.  After the Registrations are transferred to BUYER, BUYER shall assume such responsibility.  BUYER and SELLER agree to meet promptly after the Closing Date to determine mutually agreeable reporting procedures to communicate the information as required under this Section 7.5.

(b)                                 On or before the Closing Date, SELLER shall provide BUYER with a summary of the information relating to the investigation and reporting of adverse experiences regarding Product and all appropriate information that is relevant to the safe use of the Product as of the Closing Date.

(c)                                  After the Closing Date and until the Registrations are transferred to BUYER, BUYER agrees to submit to SELLER all adverse drug experience information and customer complaints brought to the attention of BUYER or its Affiliates with respect to the Product, as well as any material events and matters concerning or affecting the safety or efficacy of the Product.  Such information or customer complaints shall be forwarded to SELLER to the attention of:

Adverse Events:

Rosemary Albert

Benefit Risk Management JJPRD, LLC.

100 Tournament Drive Mailstop:  H-TD

Horsham, PA 19044 Horsham

Adverse Event Fax Number: 215-293-9955

Telephone:  215 628-7144

Customer Complaints:

Lane Sattler

Centocor, Inc.

200 Great Valley Parkway

Malvern. PA 1

Facsimile 215 325-4161

Telephone:  (215) 325-8157.

(d)                                 After the Registrations have been transferred to BUYER, SELLER shall assist BUYER with the provision of data relating to adverse experiences for the Product for BUYER’s preparation of its first Periodic Safety Update Report after such transfer to BUYER.  Additionally, after the transfer of the Registrations to BUYER, SELLER shall provide BUYER with all adverse drug experience information and customer complaints brought to the attention of SELLER or its Affiliates with respect to the Product, as well as any materials events and matters concerning or affecting the safety or efficacy of the Product, via facsimile to the attention of:

Dr. Richard J. Brown, MD, JD

Chief Regulatory Officer

ESP Pharma, Inc.

2035 Lincoln Highway, Suite 2150

Edison, New Jersey 08817

Facsimile: 732-650-1387

7.6                                 FINESSE Trial.  SELLER has the right, but not the obligation to continue the FINESSE Clinical Trial; shall retain all responsibility with respect thereto; shall keep BUYER informed with respect to all matters related thereto; and shall afford BUYER a meaningful opportunity to consult with SELLER with regard to conduct of the trial; provided however that SELLER shall retain ultimate sole discretion with respect to the trial, including absolute discretion to decide at any time, and for any reason, whether or not to continue the trial with respect to the arm thereof involving Product.  Upon the conclusion of the FINESSE Trial, SELLER shall transfer, or cause to be transferred to BUYER, all clinical data obtained in the trial.  BUYER shall have sole responsibility and discretion with regard to whether to file an sNDA based on the clinical data.  SELLER and Lilly retain the right to use data from the FINESSE trial in connection with SELLER’s (and Lilly’s) business activities supporting sales and marketing of ReoPro® (Abciximab) individually, or promotion of Reopro® (Abciximab) when indicated for use in combination with Product.  From and after Closing, BUYER shall be responsible for supplying Product for the FINESSE trial to the FINESSE clinical study sites at the same cost currently charged by SELLER with respect to SELLER’s supply of Product to such clinical study sites.  BUYER understands and acknowledges that SELLER is presently conducting an interim analysis on the FINESSE trial data and BUYER agrees that the results of such analysis, if completed prior to Closing, shall not constitute a Material Adverse Event.

ARTICLE 8

CONFIDENTIALITY

8.1                                 Confidentiality.  Each party has disclosed, and may hereafter from time to time in the course of the performance of this Agreement disclose, Confidential Information to the other party.  Each party shall hold in confidence all Confidential Information of the other party and shall take all reasonable steps to prevent disclosure to, or use of the Confidential Information of the other party by, any third party, except as permitted under this Agreement or as necessary to carry out the activities contemplated hereby.  Further, neither party shall, without the prior written consent of the other party, use the Confidential Information of the other party for any purpose other than performing its obligations or exercising its rights under this Agreement.  Each party shall disclose the Confidential Information of the other party only to its directors, employees, consultants, vendors and clinicians under written agreements of confidentiality at least as restrictive as those set forth in this Agreement, who have a need to know such information in connection with such party performing its obligations or exercising its rights under this Agreement.  Nothing contained herein shall prohibit the disclosure of Confidential Information to any lender, potential lender or agent under the Finance Facility, including for use in any information memorandum related thereto, any rating agency engaged with respect to the Finance Facility or any advisors of any of the foregoing who have a need to know such information in the representation of the foregoing, provided that such lender, potential lender or agent, rating agency or advisor shall have agreed to keep such Confidential Information confidential on terms substantially equivalent to this Section 8.1.  No provision of this Agreement shall be construed so as to preclude such disclosure of Confidential Information as may be inherent in or reasonably necessary to the securing from any governmental agency of any necessary approval or license related to the Product, or to the obtaining of patents.  Upon the termination of this Agreement, and upon the written request of the other party, each party shall promptly return to the other party all copies and embodiments of the Confidential Information of such other party, subject to the retention by each party’s legal department of one complete copy for archival purposes.  The obligations of the parties relating to Confidential Information shall expire ten years after the Effective Date of this Agreement.

8.2                                 Publicity.  No party to this Agreement shall originate any publicity, news release or other public announcement, written or oral, whether relating to this Agreement or the existence of any arrangement between the parties, without the prior written consent of the other party whether named in such publicity, news release or other public announcement or not, except where such publicity, news release or other public announcement is required by law; provided that in such event, the party issuing same shall still be required to consult with the other party whether named in such publicity, news release or public announcement or not, a reasonable time prior to its release to allow the other party to comment thereon and, after its release, shall provide the other party with a copy thereof. If BUYER, based on the advice of its counsel, determines that this Agreement, or any of the other documents executed in connection herewith, must be filed with the Securities and Exchange Commission (“SEC”), then BUYER, prior to making any such filing, shall provide SELLER and its counsel with a redacted version of this Agreement (or any other related documents) which it intends to file, and will give due consideration to any comments provided by SELLER or its counsel and use reasonable efforts to ensure the confidential treatment by the SEC of those sections specified by SELLER or its counsel.

ARTICLE 9

REPRESENTATIONS AND WARRANTIES OF SELLER

BUYER acknowledges and agrees that the Assets are sold “as is, where is” and BUYER agrees to accept the Assets in the condition they are in at the place they are located on the Closing Date based on its own inspection, examination and determination with respect to all matters, and without reliance upon any express or implied representations or warranties of any nature made by, on behalf of or imputed to SELLER.  Without limiting the generality of the foregoing, BUYER acknowledges that SELLER makes no representation or warranty with respect to (i) any forecasts, projections, estimates or budgets delivered or made available to BUYER of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Business or (ii) any other information or documents made available to BUYER or its counsel, accountants or advisors with respect to the Business, except as expressly set forth in this Agreement or the Exhibits hereto.  BUYER AGREES THAT THE REPRESENTATIONS AND WARRANTIES GIVEN HEREIN BY SELLER ARE IN LIEU OF, AND BUYER HEREBY EXPRESSLY WAIVES ALL RIGHTS TO, ANY IMPLIED WARRANTIES WHICH MAY OTHERWISE BE APPLICABLE BECAUSE OF THE PROVISIONS OF THE UNIFORM COMMERCIAL CODE OR ANY OTHER STATUTE, INCLUDING, WITHOUT LIMITATION, THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

Subject to the foregoing and except as set forth in the Disclosure Schedules attached hereto, SELLER represents and warrants to BUYER as of the date hereof as follows:

9.1                                 Disclosure Schedule.  Subject to the disclosures listed in the Disclosure Schedule set forth as Exhibit 9, SELLER represents and warrants to BUYER with respect to the Assets as set forth in this Article 9.  The Disclosure Schedule modifies, varies and qualifies the representations and warranties contained in this Article 9, and there shall be no breach or deemed breach of any of such representations or warranties in respect of any of the matters disclosed in the Disclosure Schedule (including the attachments and exhibits thereto).  In addition to the matters disclosed against the representations and warranties contained in the Disclosure Schedule, all laws, enactments and regulations issued by a government or other competent authority in the Territory are disclosed against the representations and warranties (it being acknowledged that this statement does not amount to a disclosure to BUYER by SELLER of any breach by SELLER or its Affiliates of such laws, enactments and regulations).

9.2                                 Organization and Authority.  SELLER is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania with full corporate power and authority to execute and consummate this Agreement, and such other instruments, agreements and transactions as may be contemplated hereunder and thereunder; and to cause SELLER’s Affiliates engaged in the Business, or activities related thereto or in support thereof, to perform those obligations of SELLER hereunder to the extent such obligations cannot be performed directly by SELLER.  All corporate acts and other proceedings required to be taken by or on the part of SELLER to authorize SELLER and such Affiliates of SELLER that are engaged in the Business, or activities in support thereof, to execute, deliver and perform this Agreement and such other instruments, agreements and transactions as may be contemplated hereunder, have been duly and properly taken.  This Agreement has been duly executed and delivered by SELLER and constitutes legal, valid and binding obligations of SELLER enforceable in accordance with its terms.

9.3                                 No Violation or Conflict.  The execution and delivery by SELLER of this Agreement and such other instruments, agreements and transactions as may be contemplated hereunder, and the consummation by SELLER and or its Affiliates of the transactions contemplated hereby and thereunder will not (i) to SELLER’s and its Affiliates’ knowledge, violate any law, statute, rule or regulation or judgment, order, writ, injunction or decree of any court, administrative agency or governmental body, or (ii) conflict with, result in any breach of, or constitute a default (or an event which with notice or lapse of time or both would become a default) under the Articles of

Incorporation or By-Laws of SELLER or its Affiliates or, to SELLER’s or its Affiliates’ knowledge, any agreement to which SELLER or its Affiliates is a party.

9.4                                 Consents and Approvals.  No notice to, declaration, filing or registration with, or authorization, consent or approval of, or permit from, any domestic or foreign governmental or regulatory body or authority, or any other person or entity, is required to be made or obtained by SELLER or its Affiliates in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, except with respect to (i) any consents which are contractually required for transfer to BUYER of the Assumed agreements; (ii) any required consents from Lilly with respect to SELLER and BUYER sharing confidential information with regard to the FINESSE Clinical Trial; and (iii) the HSR Act.

9.5                                 Title to Assets.  SELLER and/or its Affiliates have good and marketable title to all the Assets, and SELLER shall convey or shall cause its Affiliates to convey good and marketable title at Closing, free and clear of any and all liens, encumbrances, charges, claims, restrictions, pledges, security interests, or impositions of any kind (including those of secured parties).  Except as set forth in Section 9.5 of the Disclosure Schedule, SELLER and/or its Affiliates beneficially own all of the right, title or other interests to be transferred to BUYER hereunder with respect to all the Assets, and none of the assets is leased, rented, licensed, or otherwise not owned by SELLER or its Affiliates.

9.6                                 Right to Convey Patents and Licensed Patent Rights.  SELLER and/or its Affiliates have the right to convey to BUYER the Patents, and to grant to BUYER the licenses and rights required to be granted to BUYER under the Licensed Patent Rights pursuant to Section 2.2 hereof.  Except as set forth on Section 9.6 of the Disclosure Schedule, (i) the manufacture, use or sale of the Product does not, to the knowledge of SELLER and its Affiliates, infringe any other patent in the Territory; (ii) to the knowledge of SELLER and its Affiliates, there are no claims, demands, or proceedings instituted pending or threatened by any party pertaining to or challenging any Patent or any patent underlying the License Patent Rights; (iii) SELLER and its Affiliates are not aware of any facts which would render any Patent or patent underlying the License Patent Rights invalid or unenforceable.

9.7                                 Trademarks.  SELLER owns the Trademark Registrations set forth on Schedule 2.3.  All Trademarks have been duly maintained.  Except as set forth in Section 9.7 of the Disclosure Schedule, (i) the use of the Trademarks does not, to the knowledge of SELLER and its Affiliates, infringe on any other trademark; and (ii) there are no claims, demands, or proceedings instituted, pending or, to the knowledge of SELLER and its Affiliates, threatened by any third party pertaining to or challenging the trademarks.

9.8                                 Registrations.  All registrations held by SELLER or its Affiliates in the Territory with respect to the Product are listed on Schedule 2.4.  The Registrations (i) are in the name of SELLER or its Affiliates; and (ii) constitute all licenses, permits, approvals, qualifications, authorizations or requirements of any governmental entity in the Territory necessary to manufacture and sell the Product in the Territory.

9.9                                 Conduct of the Business.  SELLER and its Affiliates have conducted the Business in accordance with customary business practices, as applicable, and have taken all steps reasonably necessary to maintain the Assets, the Product and the Business.  As of the date of this Agreement, SELLER is not aware of any information that would provide basis for SELLER to conclude that the [****].

9.10                           Financial Information.  SELLER’s financial statements relating to the Product and the business, have been and will be accurate and complete in all material respects; reflect only actual bona fide transactions; are consistent with the accounting records of SELLER and or its relevant Affiliates; contain or will contain certain information to enable BUYER to determine accurately the nature and amount of all deductions from gross sales of the Product necessary to calculate SELLER’s net sales of the Product and were and will be prepared in a manner consistent with United States Generally Accepted Accounting Principles (GAAP) consistently applied.

9.11                           Violations of Law.  The utilization of the Assets and the conduct of the Business by SELLER (i) does not, to the knowledge of SELLER and its Affiliates,

*Certain information on this page has been omitted and filed separately with the commission. Confidential treatment has been requested with respect to the omitted portions.

violate any law, governmental specification, authorization, requirement or any decree, judgment, order or similar restriction in any material respect; and (ii) to the knowledge of SELLER and its Affiliates, has not, in any material respect, been the subject of any investigation or inquiry by any governmental agency or authority regarding violations or alleged violations or, in any material respect been found by any such agency or authority to be in violation of any law.

9.12                           Litigation.  Neither the Assets, the Product nor the Business, is the subject of (i) any outstanding judgment, order, writ, injunction or decree of any court, arbitrator or administrative or governmental authority or agency limiting, restricting or affecting the Assets, the Product or the Business in any material aspect; (ii) any pending, or to the knowledge of SELLER and its Affiliates threatened, lawsuit, claim, proceeding, written charge, inquiry, investigation or action of any kind.  There are no written claims, actions, suits, proceedings, or investigations pending or, to the knowledge of SELLER and its Affiliates threatened, against SELLER or its Affiliates with respect to the transactions contemplated in this Agreement.

9.13                           Assets.  The Assets constitute all of the assets, including without limitation all of the assets of the type listed in Article 2, other than the Excluded Assets, used primarily in or necessary to conduct the Business as it is currently conducted.  Following the Closing, BUYER will have all of the assets to the extent used in or necessary to conduct the Business in the same manner as conducted as at the date hereof.

9.14                           Absence of Certain Changes.  As of the date hereof there have not been, and as of the Closing Date, there will not be any Material Adverse Change in the Assets or the Business.

9.15                           Conduct of Business.  Since January 1, 2004, SELLER has not made or instituted any unusual or novel methods of purchase, manufacture, sale, wholesale inventory build-up, operation or other business practice in the conduct of the Business inconsistent with past practices, and the Business has been carried out in the ordinary course and consistent with past practice.  Wholesale build-up at the Closing Date shall not exceed one (1) month’s supply.

9.16                           Taxes.  As of the date of this Agreement there are not and at the Closing there will not be, any liens for taxes accrued upon the Assets prior to the Closing except for current taxes not yet or then due and payable.  Any and all such taxes, to the extent accrued prior to the Closing, have been or will be, when due, paid by SELLER.

9.17                           Business.  Nothing contained in this Agreement shall be construed as a representation or warranty by SELLER or its Affiliates concerning BUYER’s conduct of the Business after the Closing, nor BUYER’s ability to conduct the Business in the manner conducted by SELLER prior to the Closing.

ARTICLE 10

REPRESENTATIONS AND WARRANTIES OF BUYER

10.1                           Organization and Authority.  BUYER is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  BUYER has full corporate power and authority to execute and deliver this Agreement and such other instruments, agreements and transactions as may be contemplated hereunder, and to perform its obligations hereunder and thereunder.  All corporate acts and other proceedings required to be taken by or on the part of BUYER to authorize BUYER to execute, deliver and perform this Agreement and such other instruments, agreements and transactions as may be contemplated hereunder, have been duly and properly taken.  This Agreement has been duly executed and delivered by BUYER and constitutes the legal, valid and binding obligation of BUYER enforceable in accordance with its terms.

10.2                           No Conflict or Violation.  The execution and delivery by BUYER of this Agreement and such other instruments, agreements and transactions as may be contemplated hereunder and the consummation by BUYER of the transactions contemplated hereby and thereunder will not (i) to BUYER’S knowledge, violate any law, statute, rule or regulation or judgment, order, writ, injunction or decree of any court, administrative agency or governmental body, or (ii) conflict with, result in any breach of, or constitute a default (or an event which with notice or lapse of time or both would become a default) under the Articles of Incorporation or by-laws of BUYER or, to BUYER’s knowledge, any agreement to which BUYER is a party.

10.3                           Consents and Approvals.  No notice to, declaration, filing or registration with, or authorization, consent or approval of, or permit from, any domestic or foreign governmental or regulatory body or authority, or any other person or entity, is required to be made or obtained by BUYER in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, except in connection with the HSR Act.

10.4                           Cash Resources.  BUYER has, or shall have cash or readily available financing in an amount sufficient to pay the Purchase Price and specifically acknowledges SELLER has entered into this Agreement in reliance upon this representation in addition to its reliance upon the commitment letter referenced in 11.5(e).

10.5                           Litigation.  There are no actions, suits, proceedings, claims or investigations pending or, to the best knowledge of BUYER, threatened concerning BUYER or any of its Affiliates with respect to the transactions contemplated hereby.

10.6                           BUYER Due Diligence.  BUYER is experienced, and/or has engaged expert advisors experienced in the evaluation and purchase of property and assets such as the Assets contemplated hereunder.  BUYER has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to permit it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement.

ARTICLE 11

CLOSING; CONDITIONS TO CLOSING; FURTHER ASSURANCES; POST
CLOSING COVENANTS

11.1                           Closing.  Subject to the terms and conditions of this Agreement, the purchase and sale of the Assets pursuant to the terms and conditions hereof (the “Closing”) shall take place at 10:00 A.M. on the Closing Date at the offices of SELLER, or at such other time, date and place as mutually agreed upon by the parties.

11.2                           Purchase Price and Inventory Purchase Price.  On the Closing Date, BUYER shall deliver to SELLER the amounts set forth in Section 4.1.

11.3                           Asset Transfer and Assumption Agreements.  At the Closing, SELLER will deliver or cause to be delivered to BUYER such Asset Transfer and Assumption Agreements in form and substance reasonably satisfactory to the BUYER, as shall be effective to vest in BUYER all right, title and interest of SELLER and/or its Affiliates in and to the Assets.

11.4                           HSR Filing.  BUYER and SELLER shall cooperate in promptly undertaking all filings required by the United States Hart-Scott-Rodino Antitrust Improvements Act of l976, as amended, (“HSR Act”) (such filings sometimes being referred to herein as the

“Antitrust Filings”), including the filing of any additional information as required with respect to such Antitrust Filings as soon as practicable after receipt of request therefore from the United States Federal Trade Commission.

11.5                           Conditions to Obligations of BUYER.  All obligations of BUYER hereunder are, at the option of BUYER, subject to the conditions precedent that, at the Closing:

(a)                                  SELLER shall have furnished to BUYER appropriate documentation (in form and substance reasonably satisfactory to Purchaser) showing that the signatory to this Agreement is duly authorized to execute the Agreement on behalf of SELLER.

(b)                                 All the terms, covenants, agreements and conditions of this Agreement to be complied with and performed by SELLER on or before the Closing shall have been complied with and performed in all material respects, and all the representations and warranties made by SELLER in this Agreement shall be true and correct in each case as of the Closing with the same force and effect as though all such representations and warranties had been made as of the Closing except for: (i) representations and warranties made as of a specified date, which shall be accurate, true and correct in all material respects as of the date specified; or (ii) breaches and inaccuracies that do not have a Material Adverse Effect.

(c)                                  The waiting periods required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, if applicable, shall have expired or shall have been terminated.

(d)                                 As of the Closing Date, there has been no Adverse Material Change in the Business.

(e)                                  There has been either (i) a completion of the merger between BUYER and Protein Design Labs (“PDL”) within the meaning of the definitive merger agreement between BUYER and PDL; or (ii) a termination of the merger agreement between BUYER and PDL within the meaning of the definitive merger agreement between BUYER and PDL; provided however that if neither of the foregoing conditions (i) and (ii) have occurred by March 23, 2005, then both shall be removed as closing conditions as of such date, and the Closing hereunder shall proceed on such date subject to any other closing conditions hereunder.  SELLER and BUYER expressly acknowledge that PDL has provided (or shall promptly provide after execution hereof) a commitment letter to BUYER to provide financing to BUYER in an amount sufficient for BUYER to pay the Purchase Price upon Closing hereof in the event that Closing occurs in accordance with the terms and conditions hereof prior to completion or termination of the merger agreement between BUYER and PDL; and that both BUYER and PDL are aware that SELLER is entering into this Agreement in reliance thereon.

11.6                           Conditions to Obligations of SELLER.  All obligations of SELLER hereunder are, at the option of SELLER, subject to the conditions precedent that, at the Closing:

(a)                                  BUYER shall have furnished to SELLER appropriate documentation (in form and substance reasonably satisfactory to SELLER) showing that the signatory to this Agreement is duly authorized to execute the Agreement on behalf of BUYER.

(b)                                 All the terms, covenants, agreements and conditions of this Agreement to be complied with and performed by BUYER on or before the Closing shall have been complied with and performed in all material respects, and all the representations and warranties made by BUYER in this Agreement shall be true and correct in each case as of the Closing with the same force and effect as though all such representations and warranties had been made as of the Closing.

(c)                                  SELLER shall have received from BUYER the amount in Section 4.1.

(d)                                 The waiting periods required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, if applicable, shall have expired or shall have been terminated.

11.7                           Further Assurances.  For a period of up to [****] after the Closing Date, if either the BUYER or the SELLER becomes aware that any of the Assets, including without limitation assets of the Business of the type listed in Article 2, have not been transferred to the BUYER, or that any asset, right or other property which is not a part of the Business has been transferred to the BUYER, it shall promptly notify the other party and the appropriate party hereto shall, as soon as reasonably practicable, take appropriate steps to transfer such assets to the extent used exclusively in, or outside of

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the Business, whichever may be appropriate:

(a)                                  to the BUYER, in the case of an asset, right, benefit or other property which is a portion of the Business which was not transferred at the Closing Date, provided SELLER at its option, with the written consent of BUYER which consent shall not be unreasonably withheld, may elect to pay cash in lieu of transferring such asset, right, benefit or other property to the BUYER).  In the event that the asset, right, benefit or other property not transferred at the Closing is essential to BUYER’s ability to conduct the Business in the same manner as at the date hereof and at Closing, BUYER’s refusal to consent to SELLER’s paying cash in lieu of transferring such asset, right, benefit or other property shall not, under any circumstances, be considered unreasonable; or

(b)                                 the SELLER, in the case of an asset, right, benefit or other property which is not a portion of the Business and was transferred at Closing.

11.8                           Non-Use of Trademarks.  BUYER covenants that, except as expressly hereinafter permitted, neither BUYER nor any of its Affiliates shall use in any manner any Trademark of SELLER or any of its Affiliates (other than the Trademark Registrations transferred to BUYER pursuant to this Agreement), including, without limitation, the names “Centocor,” or “Johnson & Johnson” or “J&J” or any similar name or derivative thereof.

11.9                           Books and Records.  SELLER agrees to deliver, or cause to be delivered, to BUYER as soon as practical after the Closing, all books and records of SELLER and copies of all other documents to the extent related solely to the Assets and the Business.  SELLER will permit BUYER and its duly authorized representatives access during normal business hours (upon 24 hours written notice to SELLER) to all contracts, books, records and other data relating to the Business, the Assets conveyed and assumed at the Closing to the extent that such books and records were not delivered to BUYER.  BUYER will permit SELLER and its duly authorized representatives access during normal business hours (upon 24 hours written notice to BUYER) to all contracts, books, records and other data relating to the Assets conveyed and assumed at the Closing to the extent that such books and records were delivered to BUYER.  Such access by BUYER or SELLER, as the case may be, to be allowed until the later to occur of the expiration of the statute of limitations for the imposition of Tax with respect to the years to which such books, records and data pertain, or seven years from the year to which such books, records and data pertain, provided that such access shall not unduly interfere with the business and affairs of the party or applicable Affiliate permitting such access.  BUYER will cooperate with SELLER, and SELLER will cooperate with BUYER, with respect to any tax examinations, audits, contests or other tax proceedings, relating to the Business.  Such cooperation shall include making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and shall include providing copies of any relevant tax returns and supporting work schedules.  The party requesting assistance hereunder shall reimburse the other party for reasonable expenses incurred in providing such assistance.

11.10                     Insurance.  As of the Closing Date the coverage under all insurance policies related to the Business shall continue in force only for the benefit of SELLER and its Affiliates, and not for the benefit of BUYER or the Business.  As of the Closing Date BUYER agrees to arrange for its own insurance policies with respect to BUYER’s conduct of the Business.

11.11                     Payments from Third Parties.  In the event that, on or after the Closing Date, either party shall receive any payments or other funds due to the other party, then the party receiving such funds shall promptly forward such funds to the proper party.  The parties acknowledge and agree there is no right of offset regarding such payments and a party may not withhold funds received from third parties for the account of the other party in the event there is a dispute regarding any other issue under this Agreement.

11.12                     Regulation S-X Audit.  The parties acknowledge that in connection with certain financing activities or as part of its ongoing disclosure obligations BUYER or the prospective acquirer of BUYER intends to make certain public filings with the SEC pursuant to the Securities Act of 1933, as amended and the Securities Exchange Act of 1934, as amended (any such filings being hereafter referred to as “Public Filings”) in the near future and that such Public Filings, potentially including a registration statement on Form S-1 or S-3, will require, pursuant to the SEC’s Regulations, including Regulation S-X of the SEC (“Regulation S-X”), audited information concerning Product.  After Closing, BUYER and SELLER shall reasonably agree on the selection of an accounting firm from the group of Deloitte and Touche, Ernst and Young, KPMG, and Price Waterhouse Coopers (or successors thereto) to conduct an audit and prepare audited financial statements contemplated for inclusion in the Public Filings to be prepared in accordance with the requirements of Regulation S-X.  BUYER and SELLER agree that the scope of the audit requirement will be five years of historical Product income statement data for the period 2000 through 2004 to support audited financial statements for years 2002, 2003 and 2004, and summary financial data for years 2000 and 2001.  [****] shall pay all of the costs and fees for work performed by the selected accounting firm in relation to the audit, including all related third party fees.  SELLER and BUYER shall exert their reasonable efforts to support completion of the audit work within ninety (90) days following Closing, subject to reasonable scheduling limitations on the part of BUYER, SELLER and the selected audit firm, and further subject to any pre-engagement activities required to be performed by the selected audit firm.

ARTICLE 12

TERM AND TERMINATION

12.1                           This Agreement may be terminated prior to the Closing:

(a)                                  By BUYER, upon written notice (A) at any time prior to Closing, if SELLER shall have failed to comply in any material respect with any of its obligations herein, and such failure shall be continuing, or if any one or more of the representations or warranties of SELLER contained in this Agreement shall prove to have been inaccurate in any material respect when made; provided, however, BUYER shall give SELLER 30 days to cure any such failure to so comply or to remedy any such inaccuracy under this Agreement; or (B) at Closing, if any of the conditions precedent to the performance of

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BUYER’s obligations at the Closing under Article 11 shall not have been fulfilled (unless the failure results primarily from BUYER’s breach of any representation, warranty, covenant or agreement contained this Agreement); provided, however, that in the event that BUYER shall desire to terminate this Agreement as a result of the failure of the accuracy in any material respect of a representation or warranty at the Closing, BUYER shall be required to give SELLER prior notice that it intends to terminate this Agreement as a result of such inaccuracy and SELLER shall have a reasonable period of time, not to exceed 30 days, to cure such inaccuracies.

(b)                                 By SELLER, upon written notice (A) at any time prior to Closing, if BUYER shall have failed to comply in any material respect with any of its covenants or agreements contained in this Agreement and such failure shall be continuing, or if any one or more of the representations or warranties of BUYER contained in this Agreement shall prove to have been inaccurate in any material respect when made; provided, however, SELLER shall give BUYER 30 days to cure any such failure to so comply or any such inaccuracy under this Agreement; or (B) at the Closing, if any of the conditions precedent to the performance of its obligations at the Closing under Article 11 shall not have been fulfilled (unless the failure results primarily from SELLER’s breach of any representation, warranty, covenant or agreement contained this Agreement); provided, however, that in the event that SELLER shall desire to terminate this Agreement as a result of the failure of the accuracy in any material respect of a representation or warranty at the Closing, SELLER shall be required to give BUYER prior notice that it intends to terminate this Agreement as a result of such inaccuracy and BUYER shall have a reasonable period of time, not to exceed 30 days, to cure such inaccuracies.

12.2                           In the event of termination of this Agreement prior to the Closing:  (i) each party will redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same; (ii) the provisions of Article 8 shall continue in full force and effect; and (iii) no party hereto shall have any liability or further obligation to any other party to this Agreement, except as stated in subsections

(i), (ii) and (iii) of this Section 12.2 except for any material breach by such party of this Agreement occurring prior to the proper termination of this Agreement.

12.3                           After the Closing, in the event of a material breach by either party of any of the provisions of this Agreement contained in Articles 5 or 6, the non-breaching party may terminate this Agreement, but only as to those agreements and covenants in Article 5 or 6 to which the alleged breach relates, provided however that the non-breaching party shall be given an opportunity to cure the alleged breach within forty-five (45) days of written notification thereof by the non-breaching party setting forth the alleged grounds of such breach in reasonable detail.

12.4                           Termination under this Article 12 shall not become effective so long as the alleged grounds for termination are in dispute and the matter(s) at issue have been submitted for resolution pursuant to Article 14.

12.5                           Survival.  Sections 5.7, 5.8, 6.4, 7.5, 8.1, 8.2, Article 13, Article 14, and Article 15 shall survive termination of this Agreement.  Survival of representations and warranties shall be governed by section 13.10.

ARTICLE 13

LIABILITY AND INDEMNIFICATION

13.1                           BUYER Liabilities.  BUYER, and not SELLER, shall be liable for any and all Liabilities in connection with the BUYER’s conduct of the Business that arise after the Closing Date, but only to the extent such Liabilities are caused or are alleged to have been caused by an act or omission occurring after the Closing Date (the “BUYER Liabilities”).  BUYER’s Liabilities shall be understood to include, without limitation thereto, all liabilities and obligations of the Business which accrue after the Closing Date under the Assumed Agreements.

13.2                           SELLER Liabilities. SELLER, and not BUYER, shall be liable for any and all Liabilities in connection with the SELLER’s or its Affiliates’ conduct of the Business on or prior to the Closing Date (the “SELLER Liabilities”); provided, however, notwithstanding anything in this Agreement to the contrary, SELLER and BUYER expressly understand that, with the exception of any obligations under the Assumed

Agreements which may have accrued to SELLER on and prior to the Closing, SELLER shall have no Liability with respect to the Product Inventory following physical transfer thereof to SELLER pursuant to Section 2.17.  SELLER’s Liabilities shall be understood to include, without limitation thereto, all Liabilities which have accrued to SELLER, on or prior to the Closing Date, under the Assumed Agreements.

13.3                           Accounts Payable and Receivable.  All accounts payable or receivable of the Business existing as of the Closing Date or relating to any periods prior to the Closing Date shall remain the accounts payable or receivable of SELLER.

13.4                           Indemnification by BUYER.  BUYER indemnifies and holds harmless SELLER, and any of its directors, officers, employees, Affiliates, controlling persons, agents and representatives (the “SELLER Indemnitees”) from and against [****].

13.5                           Indemnification by SELLER.  SELLER indemnifies and holds harmless BUYER, and any of its directors, officers, employees, Affiliates, controlling persons, agents and representatives (the “BUYER Indemnitees”) from and against [****].

13.6                           Claims.  Any BUYER Indemnitee or SELLER Indemnitee claiming it may be entitled to indemnification under this Article 13 (the “Indemnified Party”) shall give prompt notice to the other Party (the “Indemnifying Party”) of each matter, action, cause of action, claim, demand, fact or other circumstances upon which a claim for indemnification (a “Claim”) under this Article 13 may be based.  Such notice shall contain, with respect to each Claim, such facts and information as are then reasonably available, and the specific basis for indemnification hereunder.  Failure to give prompt notice of a claim hereunder shall not affect the Indemnifying Party’s obligations under this Section, except to the extent the Indemnifying Party is prejudiced by such failure.

13.7                           Defense of Actions.  The Indemnified Party shall permit the Indemnifying Party, at the Indemnifying Party’s option and expense, to assume the complete defense of any Claim based on any action, suit, proceeding, claim, demand or assessment by any third party with full authority to conduct such defense and to settle or otherwise

*Certain information on this page has been omitted and filed separately with the commission. Confidential treatment has been requested with respect to the omitted portions.

dispose of the same and the Indemnified Party will fully cooperate in such defense; provided the Indemnifying Party will not, in defense of any such action, suit, proceeding, claim, demand or assessment, except with the consent of the Indemnified Party (which consent will not be unreasonably withheld), consent to the entry of any judgment or enter into any settlement which provides for any relief other than the payment by the indemnifying party of monetary damages and which does not include as an unconditional term thereof the giving by the claimant or plaintiff to the Indemnified Party of a release from all liability in respect thereof.  After notice to the Indemnified Party of the Indemnifying Party’s election to assume the defense of such action, suit, proceeding, claim, demand or assessment, the Indemnifying Party shall be liable to the Indemnified Party for such legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof at the request of the Indemnifying Party.  As to those actions, suits, proceedings, claims, demands or assessments with respect to which the Indemnifying Party does not elect to assume control of the defense, the Indemnified Party will afford the Indemnifying Party an opportunity to participate in such defense, at its cost and expense, and will consult with the Indemnifying Party prior to settling or otherwise disposing of any of the same. Notwithstanding anything to the contrary herein, with respect to any Claim asserted by a governmental entity relating to Taxes, the Indemnifying Party shall be entitled to participate in the defense, but the Indemnified Party shall control such defense.  The Indemnified Party will not settle any such Claim without the prior consent of the Indemnifying Party, such consent not to be unreasonably withheld.

13.8                           Limitation; Exclusivity.  No Claim shall be made or have any validity unless the Indemnified Party shall have given written notice of such Claim to the Indemnifying Party, subject to the time limits of Section 13.10.  If full recovery under any such Claim is not had within three months of such written notice, arbitration must be commenced within 30 days following the end of such three-month period or such Claim shall be invalidated.  This Article 13 provides the exclusive means by which a Party may assert Claims against the other party and Article 14 provides the exclusive means by which a Party may bring actions against the other Party with respect to any breach by the other party of its indemnification obligations under this Article 13.

13.9                           Scope of SELLER’s Liability.  Indemnification shall be available to the BUYER Indemnitees under Section 13.5 only to the extent the aggregate amount of Liabilities otherwise due to the BUYER Indemnitees for all claims for such indemnification exceeds [****] of the Purchase Price and then indemnification shall be available to the BUYER Indemnitees for the amount of all payments due to the BUYER Indemnitees in excess of such amount, but in no event greater than [****].  SELLER shall have no liability or obligation to indemnify BUYER with respect to the misrepresentation of any representation or breach of any warranty based on any facts or circumstances known to the BUYER from the information provided in any disclosure memoranda, management presentations, data rooms, or given in writing to BUYER prior to the Closing.

13.10                     All representations and warranties herein shall survive the Closing until the date [****] from the Closing Date, and shall then expire and be of no force or effect.

ARTICLE 14

DISPUTE RESOLUTION

14.1                           Mediation

(a)                                  Any dispute, controversy or claim arising out of or related to this agreement, or the interpretation, application, breach, termination or validity thereof, including any claim of inducement by fraud or otherwise, which claim would, but for this provision, be submitted to arbitration shall, before submission to arbitration under section 14.1 hereof first be mediated through non-binding mediation in accordance with The CPR Mediation Procedure then in effect of the CPR Institute for Dispute Resolution (CPR) available at www.cpradr.org/m_proced.htm, except where that procedure conflicts with these provisions, in which case these provisions control.  The mediation shall be conducted in New York City and shall be attended by a senior executive with authority to resolve the dispute from each of the operating companies that are parties.

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(b)                                 The mediator shall be neutral, independent, disinterested and shall be selected from a professional mediation firm such as ADR Associates or JAMS/ENDISPUTE or CPR.

(c)                                  The parties shall promptly confer in an effort to select a mediator by agreement.  In the absence of such an agreement within 10 days of initiation of the mediation, the mediator shall be selected by CPR as follows: CPR shall provide the parties with a list of at least 15 names from the CPR Panels of Distinguished Neutrals. Each party shall exercise challenges for cause, two peremptory challenges, and rank the remaining candidates within 5 working days of receiving the CPR list.  The parties may together interview the three top-ranked candidates for no more than one hour each and, after the interviews, may each exercise one peremptory challenge.  The mediator shall be the remaining candidate with the highest aggregate ranking.

(d)                                 The mediator shall confer with the parties to design procedures to conclude the mediation within no more than 45 days after initiation.  Under no circumstances may the commencement of arbitration under this Article 14 be delayed more than 45 days by the mediation process specified herein absent contrary agreement of the parties.

(e)                                  Each party agrees not to use the period or pendency of the mediation to disadvantage the other party procedurally or otherwise.  No statements made by either side during the mediation may be used by the other or referred to during any subsequent proceedings.

(f)                                    Each party has the right to pursue provisional relief from any court, such as attachment, preliminary injunction, replevin, etc., to avoid irreparable harm, maintain the status quo, or preserve the subject matter of the arbitration, even though mediation has not been commenced or completed.

14.2                           Arbitration

(a)           Any dispute, claim or controversy arising from or related in any way to this Agreement or the interpretation, application, breach, termination or validity thereof, including any claim of inducement of this Agreement by fraud or otherwise, will be submitted for resolution to arbitration pursuant to the rules then pertaining of the CPR

Institute for Dispute Resolution for Non-Administered Arbitration (available at www.cpradr.org/arb-rules.htm), or successor (“CPR”), except where those rules conflict with these provisions, in which case these provisions control.  The arbitration will be held in New York City.

(b)           The panel shall consist of three arbitrators chosen from the CPR Panels of Distinguished Neutrals (or, by agreement, from another provider of arbitrators) each of whom is a lawyer with at least 15 years experience with a law firm or corporate law department of over 25 lawyers or who was a judge of a court of general jurisdiction.  In the event the aggregate damages sought by the claimant are stated to be less than $5 million, and the aggregate damages sought by the counterclaimant are stated to be less than $5 million, and neither side seeks equitable relief, then a single arbitrator shall be chosen, having the same qualifications and experience specified above.  Each arbitrator shall be neutral, independent, disinterested, impartial and shall abide by The CPR-Georgetown Commission Proposed Model Rule for the Lawyer as Neutral available at www.cpradr.org/cpr-george.html.

(c)           The parties agree to cooperate (1) to attempt to select the arbitrator(s) by agreement within 45 days of initiation of the arbitration, including jointly interviewing the final candidates, (2) to meet with the arbitrator(s) within 45 days of selection and (3) to agree at that meeting or before upon procedures for discovery and as to the conduct of the hearing which will result in the hearing being concluded within no more than nine (9) months after selection of the arbitrator(s) and in the award being rendered within 60 days of the conclusion of the hearings, or of any post-hearing briefing, which briefing will be completed by both sides within 45 days after the conclusion of the hearings.

(d)           In the event the parties cannot agree upon selection of the arbitrator(s), the CPR will select arbitrator(s) as follows: CPR shall provide the parties with a list of no less than 25 proposed arbitrators (15 if a single arbitrator is to be selected) having the credentials referenced above.  Within 25 days of receiving such list, the parties shall rank at least 65% of the proposed arbitrators on the initial CPR list, after exercising cause challenges.  The parties may then interview the five candidates (three if a single arbitrator is to be selected) with the highest combined rankings for no more than one hour each and, following the interviews, may exercise one peremptory challenge each.

The panel will consist of the remaining three candidates (or one, if one arbitrator is to be selected) with the highest combined rankings.  In the event these procedures fail to result in selection of the required number of arbitrators, CPR shall select the appropriate number of arbitrators from among the members of the various CPR Panels of Distinguished Neutrals, allowing each side challenges for cause and three peremptory challenges each.

(e)           In the event the parties cannot agree upon procedures for discovery and conduct of the hearing meeting the schedule set forth in paragraph c above, then the arbitrator(s) shall set dates for the hearing, any post-hearing briefing, and the issuance of the award in accord with the paragraph c schedule.  The arbitrator(s) shall provide for discovery according to those time limits, giving recognition to the understanding of the parties that they contemplate reasonable discovery, including document demands and depositions, but that such discovery be limited so that the paragraph c schedule may be met without difficulty. In no event will the arbitrator(s), absent agreement of the parties, allow more than a total of ten days for the hearing or permit either side to obtain more than a total of 40 hours of deposition testimony from all witnesses, including both fact and expert witnesses, or serve more than 20 individual requests for documents, including subparts, or 20 individual requests for admission or interrogatories, including subparts.  Multiple hearing days will be scheduled consecutively to the greatest extent possible.

(f)            The arbitrator(s) must render their award by application of the substantive law of New York and are not free to apply “amiable compositeur” or “natural justice and equity.”  The arbitrator(s) shall render a written opinion setting forth findings of fact and conclusions of law with the reasons therefor stated.  A transcript of the evidence adduced at the hearing shall be made and shall, upon request, be made available to either party.  The arbitrator(s) shall have power to exclude evidence on grounds of hearsay, prejudice beyond its probative value, redundancy, or irrelevance and no award shall be overturned by reason of such ruling on evidence.  To the extent possible, the arbitration hearings and award will be maintained in confidence.

(g)           In the event the panel’s award exceeds $5 million in monetary damages or includes or consists of equitable relief, or rejects a claim in excess of that amount or for that relief, then the losing party may obtain review of the arbitrators’ award or decision by a single appellate arbitrator (the “Appeal Arbitrator”) selected from the CPR Panels of Distinguished Neutrals by agreement or, failing agreement within seven working days, pursuant to the selection procedures specified in paragraph d above. If CPR cannot provide such services, the parties will together select another provider of arbitration services that can.  No Appeal Arbitrator shall be selected unless he or she can commit to rendering a decision within forty-five days following oral argument as provided in paragraph h.  Any such review must be initiated within thirty (30) days following the rendering of the award referenced in f above.

(h)           The Appeal Arbitrator will make the same review of the arbitration panel’s ruling and its bases that the U.S. Court of Appeals of the Circuit where the arbitration hearings are held would make of findings of fact and conclusions of law rendered by a district court after a bench trial and then modify, vacate or affirm the arbitration panel’s award or decision accordingly, or remand to the panel for further proceedings.  The Appeal Arbitrator will consider only the arbitration panel’s findings of fact and conclusions of law, pertinent portions of the hearing transcript and evidentiary record as submitted by the parties, opening and reply briefs of the party pursuing the review, and the answering brief of the opposing party, plus a total of no more than four (4) hours of oral argument evenly divided between the parties.  The party seeking review must submit its opening brief and any reply brief within seventy-five (75) and one hundred thirty (130) days, respectively, following the date of the award under review, whereas the opposing party must submit its responsive brief within one hundred ten (110) days of that date.  Oral argument shall take place within five (5) months after the date of the award under review, and the Appeal Arbitrator shall render a decision within forty-five (45) days following oral argument.  That decision will be final and not subject to further review, except pursuant to the Federal Arbitration Act.

(i)            The parties consent to the jurisdiction of the Federal District Court for the district in which the arbitration is held for the enforcement of these provisions and the entry of judgment on any award rendered hereunder (including after review by the Appeal Arbitrator where such an appeal is pursued). Should such court for any reason lack jurisdiction, any court with jurisdiction shall act in the same fashion.

(j)            Each party has the right before or, if the arbitrator(s) cannot hear the matter within an acceptable period, during the arbitration to seek and obtain from the appropriate court provisional remedies such as attachment, preliminary injunction, replevin, etc. to avoid irreparable harm, maintain the status quo, or preserve the subject matter of the arbitration.

(k)           EACH PARTY HERETO WAIVES ITS RIGHT TO TRIAL OF ANY ISSUE BY JURY.

(l)            EACH PARTY HERETO WAIVES ANY CLAIM TO PUNITIVE, EXEMPLARY OR MULTIPLIED DAMAGES FROM THE OTHER.

(m)          EACH PARTY HERETO WAIVES ANY CLAIM OF CONSEQUENTIAL DAMAGES FROM THE OTHER.

(n)           EACH PARTY HERETO WAIVES ANY CLAIM FOR ATTORNEYS’ FEES AND COSTS AND PREJUDGMENT INTEREST FROM THE OTHER.

ARTICLE 15

MISCELLANEOUS

15.1                           Force Majeure.  If the performance by either party of any obligation under this Agreement is prevented, restricted, interfered with or delayed by reason of any cause beyond the reasonable control of the party liable to perform, unless conclusive evidence to the contrary is provided, the party so affected shall, upon giving written notice to the other party, be excused from such performance to the extent of such prevention, restriction, interference or delay, provided that the affected party shall use its reasonable efforts to avoid or remove such causes of non-performance and shall continue performance with the utmost dispatch whenever such causes are removed.  When such circumstances arise, the parties shall discuss what, if any, modification of the terms of this Agreement may be required in order to arrive at an equitable solution.

15.2                           Governing Law.  This Agreement shall be deemed to have been made in the State of New York and its form, execution, validity, construction and effect shall be determined in accordance with the laws of the state of New York, without giving effect to the principles of conflicts of law thereof.

15.3                           Headings.  All section headings contained in this Agreement are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

15.4                           Severability.  If any provision of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, it shall be modified, if possible, to the minimum extent necessary to make it valid and enforceable or, if such modification is not possible, such provision shall be stricken and the remaining provisions shall remain in full force and effect; provided, however, that if a provision is stricken so as to significantly alter the economic arrangements of this Agreement, the party adversely affected may terminate this Agreement upon 60 days’ prior written notice to the other party.  If any of the terms or provisions of this Agreement is in conflict with any applicable statute or rule of law in any jurisdiction, then such term or provision shall be deemed inoperative in such jurisdiction to the extent of such conflict and the parties will renegotiate the affected terms and conditions of this Agreement to resolve any inequities.

15.5                           Entire Agreement.  Other than the Confidentiality Agreement entered into between the parties, this Agreement is intended to define the full extent of the legally enforceable undertakings and representations of the parties hereto, and no promise or representation, written or oral, which is not set forth explicitly in such Agreements is intended by either party to be legally binding.  Each of the parties acknowledge that in deciding to enter into this Agreement and to consummate the transaction contemplated hereby none of them has relied upon any statements or representations, written or oral, other than those explicitly set forth herein.

15.6                           Amendment.  This Agreement may not be amended, supplemented or otherwise modified except by an instrument in writing signed by both parties that specifically refers to this Agreement.

15.7                           Notices.  Any notice required or permitted under this Agreement shall be sent by certified mail, return receipt requested or courier service, charges prepaid, or by facsimile transmission, to the address or facsimile number specified below:

If to SELLER:	Centocor, Inc.
200 Great Valley Parkway
Malvern, PA 19355
Attn: President
Facsimile: 610-651-6100

with a required copy to:	Johnson & Johnson
Law Department
One Johnson & Johnson Plaza
New Brunswick, NJ 08933
Attn: Vice-President and General Counsel
Facsimile: 732 524-5304

Centocor, Inc.
200 Great Valley Parkway
Malvern, PA 19355
Attn: Vice-President, Law
Facsimile: 610-651-6100

If to BUYER:	ESP Pharma, Inc.
2035 Lincoln Highway,
Suite 2150,
Edison, New Jersey 08817
Attn: President
Facsimile: 732-650-1387

with a required copy to:	ESP Pharma, Inc.
2035 Lincoln Highway,
Suite 2150,
Edison, New Jersey 08817
Attn: General Counsel
Facsimile: 732-650-1387

15.8                           Assignability.  This Agreement and the rights and obligations hereunder shall be binding upon and inure to the benefit of the parties hereto, their respective successors and assigns, but this Agreement shall not be assignable by either party hereto without the express written consent of the other party hereto which will not be unreasonably withheld; provided, however, BUYER shall in any event be permitted to grant to the administrative agent of the Finance Facility a pledge and security interest with respect to the rights of BUYER hereunder.

15.9                           No Agency.  It is understood and agreed that each party shall have the status of an independent contractor under this Agreement and that nothing in this Agreement shall be construed as authorization for either party to act as agent for the other.  Neither party shall incur any liability for any act or failure to act by employees of the other party.

15.10                     No Strict Construction.  This Agreement has been prepared jointly and shall not be strictly construed against either party.

15.11                     Counterparts.  This Agreement may be executed in two counterparts, each of which shall be an original as against any party whose signature appears thereon but both of which together shall constitute one and the same instrument.  A facsimile transmission of the signed Agreement shall be legal and binding on both parties.

15.12                     “To the Knowledge”.  Notwithstanding any other term of provision of this Agreement, whenever any representation or warranty is made by SELLER or BUYER “to the knowledge” of the SELLER or BUYER, SELLER or BUYER shall not be required to have conducted any specific investigation with respect to the matter to which the representation or warranty relates.

15.13                     Payment of Expenses.  All costs and expenses associated with this Agreement and the transactions contemplated thereby, including the fees of counsel and accountants, shall be borne by the party incurring such expenses.

15.14                     No Brokers.  No Brokers. No broker, finder, agent or similar intermediary has acted for or on behalf of BUYER in connection with this Agreement or the transactions contemplated therein and no broker, finder, agent or intermediary is entitled to any fee from BUYER.

IN WITNESS WHEREOF, the parties, through their authorized officers, have duly executed this Agreement as of the date first written above.

CENTOCOR, INC.		ESP PHARMA, INC.

By	/s/ Richard A. Bierly	By:	/s/ Anthony A. Rascio
Name:	Richard A. Bierly	Name:	Anthony A. Rascio
Title:	VP Finance	Title:	Senior Vice President
Date:	January 31, 2005	Date:	January 31, 2005